As filed with the Securities and Exchange Commission on October 30, 1998.
                                                      Registration No. 333-65123
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2


                                   -----------


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------


                              XYBERNAUT CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                        3571                     54-1799851
   (Jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer
    Incorporation)         Classification Code Number)    Identification Number)

        12701 Fair Lakes Circle, Fairfax, Virginia 22033, (703) 631-6925
                          (Address and telephone number
                  of registrant's principal executive offices)

                                Edward G. Newman
                             12701 Fair Lakes Circle
                             Fairfax, Virginia 22033
                                 (703) 631-6925
            (Name, address and telephone number of agent for service)

                                   -----------


                          Copies of communications to:

                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000

                                   -----------


      Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| ___________

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed Maximum       Proposed Maximum
             Title of Each Class                Amount to be        Offering Price        Aggregate Offering         Amount of
       of Securities to be Registered         Registered (1)         per Share (2)              Price            Registration Fee
-------------------------------------- --------------------- ------------------------   --------------------    -----------------
Common Stock, $.01 par value per share           1,995,000              $5.0469           $10,068,565            $2,970.21
Common Stock, $.01 par value per share             105,000             $11.3555 (3)        $1,192,328              $351.74
Total Registration Fee................  .........................................................................$3,321.95 (4)


(1) Represents the shares of Common Stock being registered for offer by the Company in connection with a proposed financing (the "Financing Arrangement"). Pursuant to Rule 416, the shares of Common Stock offered hereby also include such presently indeterminate number of shares of Common Stock as shall be issued by the Company in connection with the Financing Arrangement between the Company and the investor. Such number of shares is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to the number of shares of Common Stock issuable upon exercise of the Warrants. See "Risk Factors -- Dilution"; and "Description of Securities."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($5.0469) of the bid (($5.0313) and asked ($5.0625) price on the Nasdaq SmallCap Market on September 25, 1998.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on, according to the terms of the warrant, 225% of the average price ($5.0469) of the Nasdaq SmallCap Market on September 25, 1998.


(4) Previously paid with the original filing of the Registration Statement on October 1, 1998.




                            ------------------------


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

The information in this Prospectus is not complete. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any State where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER __, 1998
PROSPECTUS
                                2,100,000 Shares*

                              XYBERNAUT CORPORATION

      This Prospectus covers our sale of 2,100,000 shares of our common stock to HSBC James Capel Canada, Inc., the Investor, in connection with a proposed financing arrangement whereby, we, at our option, may issue up to:

      o $31,200,000 of Common Stock to the Investor over a twelve month period based on weekly, monthly or quarterly draw downs. The number of shares to be issued for each drawdown will be based on the price per share equal to the lesser of (1) the average of the daily volume weighted average price of the Common Stock on NASDAQ SmallCap Market for a certain number of consecutive trading days preceding the funding date of the draw down and (2) $8.00;

      o $31,200,000 of Common Stock issuable upon exercise of an option we granted to the Investor to purchase an additional amount of Common Stock up to the maximum amount of each draw down; and

      o approximately 105,000 shares of Common Stock issuable upon exercise of warrants which we will issue to the Investor at each draw down. The exercise price of such Warrants will be equal to 225% of the daily volume weighted average price of the Common Stock on the date we furnish the Investor with a draw down notice.

      The actual number of Shares of Common Stock which we will sell under this Prospectus, in certain cases, will be subject to increase or decrease depending on the purchase price per share in effect on the actual date of sale.

      We will receive the net proceeds from the aggregate number of draw downs and the call options and warrants exercised by the Investor. We will use such net proceeds for general corporate purposes. We will bear all expenses relating to this registration.


NASDAQ SmallCap Market Symbol: "XYBR"

      On October 26, 1998, the closing price of one share of our Common Stock on the NASDAQ SmallCap Market was $5.0625.

      *Pursuant to Rule 416 under the Securities Act of 1933, the shares of Common Stock offered hereby include such presently indeterminate number of shares of Common Stock issuable to the Investor under the Financing Arrangement. The number of such shares is subject to adjustment and could be materially less than estimated depending upon various factors, including, the future market price of the Common Stock.

      Our executive offices are located at 12701 Fair Lakes Circle, Fairfax, Virginia 22033 and our telephone number is (703) 631-6925.



The securities offered hereby involve a high degree of risk. You should carefully consider the factors described under the caption "risk factors" on page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   The Date of this Prospectus is ______, 1998

      This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that, in addition to general economic and business conditions, could cause our actual results, performance, and achievements to differ materially from those described or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to our ability to:

      o profit from the Mobile Assistant(R) as expected (see "Products and Product Development");
      o meet competition (see "Competition");
      o maintain superior technological capability, foreseeing changes and continuing to identify, develop and commercialize innovative and competitive products and systems (see "Research and Development");
      o penetrate different markets and successfully expand our market base (see "Marketing and Sales");
      o attract and retain technologically qualified personnel, particularly in the areas of research and development (see "Employees"); and
      o generate cash flows and obtain financing to support our operations and growth (see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;
    2. Quarterly   Reports on Form 10-QSB  for the  periods ended March 31, 1998 and June 30,  1998;
    3. Current  Reports  on Form 8-K dated June 10, 1998.

      You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Fairfax, Virginia 22033, (703) 631-6925. Attention: W. Jeff Pagano.

      We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of _____________, 1998.

                            -------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Incorporation of Certain Documents by Reference...................................................................2
Prospectus Summary................................................................................................4
Risk Factors......................................................................................................7
Financing Arrangement............................................................................................16
Use of Proceeds..................................................................................................17
Dividend Policy..................................................................................................17
Market for Registrant's Common Equity and Related Stockholder Matters............................................17
Selected Financial Data..........................................................................................18
Management's Discussion and Analysis of Financial Condition and Results of Operations............................19
Business ........................................................................................................26
Management.......................................................................................................37
Executive Compensation...........................................................................................42
Principal Stockholders...........................................................................................48
Certain Relationships and Related Transactions...................................................................50
Shares Eligible for Future Sale..................................................................................51
Description of Securities........................................................................................52
Delaware Business Combination Provisions.........................................................................54
Plan of Distribution.............................................................................................55
Indemnification for Securities Act Liabilities...................................................................56
Legal Matters....................................................................................................56
Experts  ........................................................................................................57
Index to Consolidated Financial Statements......................................................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights some information from this Prospectus. It may not contain all of the information important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors.

                         Information About Our Products

         Xybernaut Corporation (the "Company") is a Delaware corporation engaged in the research, development and commercialization of mobile computer systems and related software solutions designed to enhance personal productivity, especially in commercial, industrial and military applications. Our latest available product is the Mobile Assistant(R) 133P model, which is a full-function, body-worn, voice-controlled 133 MHZ Pentium(R) computer with a head-mounted video display ("133P"). We have also commenced production of the next-generation MMX Pentium(R) Mobile Assistant(R) ("MA IV").

         The Mobile Assistant(R) combines the speed, memory, processing, multimedia and communication capabilities of a desktop personal computer ("PC") in a lightweight unit with hands-free operation and simultaneous user mobility. The Mobile Assistant(R) is a combination of hardware and software designed to be worn on the body to perform complex and time consuming tasks such as maintenance, repair and inspection of complex technological and mechanical systems, retrieval and analysis of medical information from remote locations, and coordination of remote commercial and industrial activities and military field operations. The Mobile Assistant(R) Series can utilize technologically advanced features such as real time two-way video and audio communications through radio frequency transmissions, integrated cellular linkups, global positioning system tracking capabilities and access to information through the Internet and World Wide Web. The new head-mounted display unit ("HMD") includes a two-way audio system and optional built-in video camera, weighs approximately l5 ounces and presents a desk-top quality full VGA color image that is approximately equivalent to that of a 15" VGA monitor at a distance of approximately two feet. We also offer an optional light-weight, 6.4 inch, full VGA color, flat panel display ("FPD"), with integrated digitizer, for users who do not desire an HMD or do not need to be 100% hands-free and feet-free to perform their job. The body-worn computing unit is designed to allow operation in environmental conditions in which conventional portable computers could not previously operate, weighs less than two pounds and is capable of running software applications designed for Microsoft(R) Windows(R) 3.11, Windows(R) 95 and 98, Windows(R) NT(TM), DOS, SCO UNIX(R) and LINUX.

         We currently offer two novel software products to get user documentation up and running on the Mobile Assistant quickly. The following products can be used on the Mobile Assistant(R) or conventional desktop or laptop computers:

         o linkAssist(TM) allows users to link information quickly regardless of the format of the data or where it is stored, avoiding the need to change, convert or reenter the existing information or to use the very technical HTML tagging process. An interesting and useful feature of this product is that the linked words or phrases can then be activated by voice automatically, with no development work by the author of the documentation or databases.

         o webAssist(TM) allows voice navigation of HTML document links such as those found on web sites on the World Wide Web and intranets. This software provides the user with hands-free access to all of the information found on, for example, manufacturer and supplier and company-owned, web sites.

         Our current list of customers for the Mobile Assistant(R) Series include AT&T, Lucent, NTT (Nippon Telegraph and Telephone), Eaton Corporation, Fujitsu, Battelle Memorial Institute, Shell Oil, Mitsubishi, Rockwell International, Lockheed Martin, and the United States Army and Navy.

                      General Information About Our Company

         Our Company was incorporated in Virginia under the name Contemporary Products & Services, Inc. in November 1990. We changed our name to Computer
Products & Services, Inc. in November 1992. In April 1996, we merged with Xybernaut Corporation, a Delaware corporation, in order to change our name and reincorporate in Delaware.

         Our executive and administrative offices are located at 12701 Fair Lakes Circle, Fairfax, Virginia 22033. Our telephone number is (703) 631-6925, and our e-mail address is investrel@xybernaut.com.

                                  The Offering


Securities Offered................     2,100,000 Shares of Common Stock
Common Stock Outstanding:
   Before the Offering (1)........     20,480,403
   After the Offering (1).........     22,580,403
Nasdaq Symbol.....................     XYBR
Use of Proceeds...................     We will  receive  proceeds  from the draw
                                       downs, the Call Options,  if any, and the
                                       exercise of the Warrants  issued pursuant
                                       to the Financing  Agreement.  We will use
                                       such   proceeds  for  general   corporate
                                       purposes. See "Use of Proceeds."
Risk Factors......................     The  securities  offered hereby involve a
                                       high degree of risk. You should carefully consider the factors described under the caption "risk factors."

---------------------

(1) Based on shares of Common Stock outstanding at October 26, 1998, and does not include (1) 1,234,550 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to Rule 701 of the Securities Act, our 1996 Omnibus Stock Incentive Plan and the 1997 Stock Incentive Plan; (2) 5,173,402 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase Common Stock, (3) 141,700 shares of Common Stock registered in connection with the Series C Preferred Stock but unissued, (4) 595,360 shares of Common Stock registered in connection with the April 1998 Private Equity Line of Credit Private Placement but unissued, and (5) 420,000 shares of Common Stock reserved for issuance upon exercise of an option granted pursuant to our initial public offering to purchase 210,000 shares of Common Stock and 210,000 redeemable warrants, each such warrant to purchase one share of Common Stock at an exercise price of $9.075. See "Risk Factors -- Effect of Possible Non-Cash Future Charge" and " -- Securities Issuable Pursuant to Options, Warrants and the Unit Purchase Option."

                                  RISK FACTORS

         Before you buy shares of our Common Stock, you should be aware that there are various risks associated with such purchase, including those described below. You should consider carefully these risk factors, together with all of the other information in this Prospectus before you decide to purchase shares of our Common Stock.

         Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, contain projections of our future results of operations or financial condition or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted in this Prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

History and Expectation of Future Losses; Need for Additional Financing

         We were incorporated in October 1990 and commenced operations in November 1992. We have incurred the following losses since 1994:


         Fiscal year ended:
                 o  March 31, 1994                          $47,352
                 o  March 31, 1995                       $1,303,892
                 o  December 31, 1996                    $5,238,536
                 o  December 31, 1997                    $9,479,966
         Six months ended:
                 o  June 30, 1998                        $3,792,505

         We intend to conduct significant additional marketing and distribution of our products that, together with our existing research and development programs, are expected to require substantial funding and to result in continuing operating losses. In part to subsidize such costs, we have entered the Financing Arrangement with the Investor. We believe that as long as the Financing Arrangement is in effect, we will not need additional financing in order to carry out our programs. However, we cannot assure you that, regardless of our efforts and the expenditure of substantial funds, we will achieve substantial sales of any of our products, that our operations will be profitable or that we will be able to meet the competitive demands of the industry in which we operate.

Going Concern Qualification

         The report of our independent accountants contains an explanatory paragraph regarding our ability to continue as a going concern. The independent accountants cited several factors as raising substantial doubt as to our ability to continue as a going concern, including, our history of operating losses and our working capital deficit. We cannot assure you that we will ever achieve significant revenues or that our operations will be profitable.

Liquidity; Working Capital Needs

         Under the terms of the Financing Arrangement, we must have an effective registration statement covering the Common Stock which is subject of the financing prior to our first draw down. Although we have filed a registration statement on Form SB-2 covering a certain amount of such shares, we cannot provide any assurance as to if or when such registration statement will be declared effective. As a result, and in order to meet working capital cash requirements, we may obtain a working capital line of credit and/or complete additional financings. In addition, if the Financing Arrangement is terminated, we may exercise a put option to sell shares of our Common Stock in the aggregate principal amount of $7,000,000 available to us under an April 1998 Private Equity Line of Credit Agreement. However, we cannot assure you that we will be able to raise additional capital, obtain funds from a working capital line of credit, or that the sale of Common Stock under the Private Equity Line of Credit Agreement and the Financing Arrangement will be deemed advisable at such times as funds may be required. We could be required to curtail materially, suspend or cease operations if we are unable to raise or obtain the needed working capital.

Dilution; Impact of the Conversion of Outstanding Convertible Securities

         Our sale of Common Stock to the Investor, on an continuous basis, under the Financing Arrangement will have an immediate and substantial dilution in the net tangible value of your Shares of the Company. The net tangible value of your Shares will be diluted further upon the conversion of outstanding options, warrants and the issuance of Common Stock under a repricing arrangement we entered into in connection with our exercise of a $3,000,000 Put Option under the April 1998 Private Equity Line of Credit Agreement (the "Initial Put
Option"). Specifically, certain options and warrants (other than the Warrants) are convertible into Common Stock at discounts from future market prices of the Common Stock. Such discounts could result in substantial dilution to existing holders of Common Stock. The sale of such Common Stock acquired at a discount could have a negative impact on the trading price of the Common Stock and could increase the volatility in the trading price of the Common Stock.

         At the date of this Prospectus, we have reserved an aggregate of 6,827,952 shares of Common Stock for issuance upon exercise of the following outstanding options and warrants:

         o options to purchase 1,234,550 shares at an exercise price between $1.37 and $6.00 per share;
         o warrants to purchase 590,000 shares at an exercise price between $1.76 and $18.00 per share;
         o warrants to purchase 3,846,429 shares at an exercise price of $9.00 per share; and
         o 210,000 Units (the "Units"), each unit consisting of one share of Common Stock and one Redeemable Warrant (a "Redeemable Warrant") to purchase one share of Common Stock, at a price of $9.075 per Unit during a period of four years commencing July 18, 1996. The Redeemable Warrants included in the Units are exercisable at $12.60 per share.

         During the terms of the outstanding options, Redeemable Warrants and the Unit Purchase Option, we must give the holders the opportunity to profit from a rise in the market price of the Common Stock. The existence of the options, the Redeemable Warrants and the Unit Purchase Option may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire Common Stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

         In addition, we agreed to certain repricing arrangements in connection with our exercise of the Initial Put Option. Under that arrangement, one-sixth of the 545,454 shares of Common Stock (the "Initial Put Shares") we issued upon exercise of the Initial Put Option, are subject to monthly repricing commencing on September 30, 1998. Under the repricing calculation, if the closing price of the Common Stock on the trading date immediately preceding the repricing date is less than $7.20 per share, the shares of Common Stock subject to repricing will be repriced at the lowest closing bid price of the Common Stock for the 30 days preceding such repricing date (the "Initial Put Reset Price"). We will issue to the investors such number of shares (the "Initial Put Repricing Shares") equal to the difference between (a) the quotient of 500,000 and the Initial Put Reset Price and (b) the number of shares subject to repricing. We will not issue any shares of Common Stock under the repricing arrangement if the Initial Put Reset Price is equal to or greater than $5.50.

Uncertainty of Completion of the Investment

         Our Financing Arrangement with the Investor provides that if the purchase price of the Common Stock at the time of the draw down is less than $3.00, the Investor will not be required to fund a draw down. On October 26, 1998, the closing bid price for a share of Common Stock as quoted on the NASDAQ SmallCap Market was $5.0625. However, we cannot assure you that the closing bid price for a share of Common Stock will equal or exceed $3.00 in the future. The decrease of the price of our Common Stock to less than $3.00, and the resulting inability to draw down on the Financing Arrangement, may materially adversely affect our financial condition and results of operations.

Uncertainty of Market Development and Product Acceptance

         The mobile computing market is emerging and relatively undeveloped. We sold our first Mobile Assistant(R) in 1993. From December 31, 1997 through June 30, 1998 have sold and delivered Mobile Assistant(R) systems valued at approximately $357,000. We commenced delivery of the Pentium(R) Mobile Assistant P-133(TM) in August 1997 and expect to commence delivery of Mobile Assistant(R) IV, a Pentium 233 MHZ based system ("MA IV"), in the quarter ending December 31, 1998. In September 1997, we announced the introduction of our linkAssist(TM) and webAssist(TM) software products.

         The size of the mobile computing market is currently limited by (1) the high unit prices of mobile computers as compared to laptops and other portable computers, (2) the specialized nature of each application and the need for custom applications and system integration, and (3) the limited supply to date of components for completed systems. The potential size of the market will be limited further by the rate at which prospective customers recognize and accept the functions and capabilities of integrated mobile computing systems. We cannot assure you that a significant market will develop for mobile computing systems or, that, if a market develops, the Mobile Assistant(R) Series and any of our other products will become a significant factor in any market that develops. In addition, we cannot guarantee that we will obtain the working capital needed to meet the competitive demands of the industry in which we operate. See "Risk Factors - Liquidity; Working Capital Needs; -- Competition."

         In addition, we believe that any product acceptance will be substantially dependent upon educating the commercial, healthcare, education and military markets as to the capabilities, characteristics, benefits and efficacy of the Mobile Assistant(R) Series and our other products, of which we can provide no assurance.

Competition

         The computer industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Many of our current competitors have longer operating histories and greater financial, technical, sales, marketing and other resources than we do. Several other companies, including Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Norand and Teltronics, Inc., a subsidiary of Interactive Solutions, Inc., Raytheon and a consortium of Litton and TRW, are engaged in the manufacture and development of body-mounted or hand-held computing systems that do or could compete with the Mobile Assistant(R) Series. Personal digital assistants and laptop and notebook computers also are products that could compete against the Mobile Assistant(R) in applications where hands-free, voice-activated operation is not required. Many of these computers are manufactured by major domestic and foreign computer manufacturers which possess far more resources than we do and which can be expected to compete vigorously with us. We cannot assure you that we will be able to compete successfully against our competitors, that we will have the working capital needed to incorporate the constant technological advances in our products or that competitive pressures will not adversely affect our financial performance.

Dependence upon Suppliers

         We have supplier relationships with Sony Digital Products and Shimadzu, among others, for the production of the MA IV system. We also have written agreements with our suppliers for batteries, head-mounted displays and computing units. Although we believe that we could adapt to any supply interruptions, such occurrences could necessitate changes in product design or assembly methods for the Mobile Assistant(R) Series and cause us to experience temporary delays or interruptions in supply while we incorporate such changes. Since the order time for certain components may range up to approximately three months, we also could experience delays or interruptions in supply in the event we are required to find a new supplier for any of these components. Any disruptions in supply of necessary parts and components from our key suppliers could have a material adverse effect on our results of operations. Any future shortage or limited allocation of components for the Mobile Assistant(R) could have a material adverse effect on our organization as a whole.

Currency Fluctuations

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our expenses, earnings or assets when local currencies are translated into U.S. dollars. We are party to a supplier arrangement with Sony Digital Products for the production of the MA IV system. The fees we pay Sony Digital Products are paid in Japanese yen. Any weakening of the value of the U.S. dollar against the Japanese yen could result in an increase in our production expenses which, if substantial, could have a material adverse effect on our financial condition and results of operations.

Substantial Dependence upon Single Product Line;
Possibility of Unsuccessful New Product Development

         Our Mobile Assistant(R) Series currently consists of two products, the MA IV, which is expected to be available for sale in late 1998, and the 133P model based on a 133 MHZ Intel Pentium(R) processor. The Mobile Assistant(R) Series are our principal products, and our success will depend upon its commercial acceptance, which cannot be assured.

         For single unit purchases, the Mobile Assistant(R) 133P currently is priced from $5,000 to $8,995 depending upon the discount and selected features. We also are developing additional products for the Mobile Assistant(R) Series for introduction in the future and intend to modify the Mobile Assistant(R) Series for use in other applications and to develop other products using our core technologies. As technological developments cause declines in hardware costs, we expect that mobile computer sales will be driven by system capabilities and integration. However, we cannot assure you that the Mobile Assistant(R) will offer the performance capabilities or features that customers will value or that we will have the capital required to modify the design of the Mobile Assistant(R) in order to gain customer acceptance. In addition, while linkAssist(TM) and our planned software toolkits are intended for use both with the Mobile Assistant(R) Series and independently, we cannot guarantee that a separate market for our existing and planned software products will develop or that any products, if sold, will generate significant revenues or any profits.

         Additional product development will result in a significant increase in our research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require additional funding if research and development expenses are greater than we anticipate. We cannot assure you that we will be successful in our future product development efforts or in diversifying our product line. See "Risk Factors - Liquidity; Working Capital Needs."

Uncertain Protection of Patent and Proprietary Rights;
No Assurance of Enforceability or Significant Competitive Advantage

         We consider our patent, trade secrets, and other intellectual property and proprietary information to be important to our business prospects. We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect our proprietary rights. We have implemented a trade secret management program to protect our trade secrets and proprietary information. In addition, we have confidentiality and invention assignment agreements with our employees, and generally enter into non-disclosure agreements with our suppliers, VARs, OEMs and actual and potential customers to limit access to and disclosure of our proprietary information.

         We have registered our Mobile Assistant(R) and Xybernaut(R) trademarks on the Principal Register of the United States Patent and Trademark Office ("Patent Office") and the patent and trademark offices in several foreign countries. In April 1994, we obtained U.S. patent number 5,305,244 ("hands-free, user- supported portable computers") (the "Patent") for the Mobile Assistant(R) Series. We derived most of our revenue for the twelve months ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997 from products included within the scope of the Patent. We have notified several of our competitors of the existence of the Patent, which our counsel believes may have been infringed on by some of such competitors. We intend to take any and all appropriate measures, including legal action, necessary to maintain and enforce our rights under the Patent and other patents held by us.

         We have filed twenty patent applications covering various aspects of computers in general and wearable computers in particular since July 1996. Six of these patent applications have been issued, one patent has been allowed pending issuance and thirteen patents are pending. We have also filed most of these applications in European countries, The People's Republic of China, Japan, Republic of Korea, Republic of China (Taiwan), Canada and Australia. All patents issued to our employees under pending and future applications have been and will be assigned to us under existing invention assignments.

         We cannot assure you that our pending patent applications will issue as patents, that any issued patent will provide us with significant competitive advantages or that challenges will not be instituted against the validity or enforceability of any of our patents. The cost of litigation to uphold the validity and prevent infringement of patents can be substantial. We also can provide no assurance that others will not independently develop similar or more advanced products, design patentable alternatives to our products or duplicate our trade secrets, or that our employees or suppliers will not breach their confidentiality agreements. In addition, we may be required, in some cases, to obtain licenses from third-parties or to redesign our products or processes to avoid infringement.

Dependence upon and Need for Key Personnel

         Our success depends to a significant extent upon the efforts of senior management personnel and a group of employees with longstanding industry relationships and technical knowledge of our business and operations. The loss of certain key members of senior management and the inability to replace such member could have a material adverse effect on our business and operations. Our success also will depend upon our ability to attract and retain highly qualified and experienced management and technical personnel. We face competition for such personnel from numerous other entities, many of which have significantly greater resources than we do. We cannot assure you that we will be successful in recruiting such personnel or that, if recruited, such persons would succeed in establishing profitable operations for our organization.

Rapid Technological Change and Risk of Obsolescence

         The market for computer products is characterized by rapid technological advances, evolving industry standards, changes in end user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and products currently under development obsolete and unmarketable. Our success will depend upon our ability to enhance our current products and develop and successfully introduce and sell new products that keep pace with technological developments and respond to evolving end user requirements. If we do not anticipate or respond adequately to technological developments, end user requirements, or significant delays in product development or introduction, our competitive position in the marketplace could be damaged and we could experience a decrease in revenues. We expect to increase the use of additional external and internal resources in the near term to meet these challenges. However, we can provide no assurance that we will be successful in hiring, training and retaining qualified product development personnel to meet our needs or that we will be successful in developing and marketing new products or product enhancements on a timely basis. Any failure to successfully develop and market new products and product enhancements would have a material adverse effect on our results of operations.

Year 2000 Issues

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         Based on a recent assessment, we determined that we will be required to modify or replace portions of our software so that our computer systems will properly utilize dates beyond December 31, 1999. We believe that we can mitigate the Year 2000 Issue with modifications to existing software and conversions to new software. However, if we fail to make such modifications and conversions, or if we do not make them on a timely basis, the Year 2000 Issue could have a material impact on our operations.

         We have contacted all of our significant suppliers and large customers to determine the possible effect on our operations of their inability or failure to remediate their own Year 2000 Issue. Our estimate of the costs to remediate our Year 2000 issue is based on presently available information. However, we cannot guarantee that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have material adverse effect on our operations. We have no exposure to contingencies related to the Year 2000 Issue for the products we have sold.

         We will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. We plan to complete the Year 2000 project within six months and estimate the total remaining cost of the Year 2000 project at $6,000. Approximately $1,700 of the total project cost is attributable to the purchase of new software which will be capitalized. The remaining $4,300, which will be expensed as incurred over the next six months, is not expected to have a material effect on our results of operations. To date, we have incurred and expensed approximately $1,000 related to our Year 2000 project.

         Our estimates of the date of completion and cost of our Year 2000 project are based on our best estimates, which we derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs and completion date of our Year 2000 project could differ materially from our estimates due to the lack of availability and cost of personnel trained in this area, our ability to locate and correct all relevant computer codes, and similar uncertainties.

Effect of Possible Non-Cash Future Charge

         As a condition to our initial public offering, certain of our stockholders, primarily officers and directors, deposited an aggregate of 1,800,000 shares of Common Stock into an escrow account (the "Escrowed Shares"). The Escrowed Shares are subject to the following terms and conditions:

         o The Escrowed Shares will be released incrementally over a three-year period only in the event our gross revenues and earnings (loss) per share for the 12-month periods ending September 30, 1997, 1998 and 1999 equal or exceed certain gross revenue and earnings (loss) per share targets.

         o If such per share targets are not met in any of the relevant 12-month periods and the price of the Common Stock does not meet or exceed agreed upon price levels, certain amounts of the Escrowed Shares will be returned to us for each period and canceled.

         o All the Escrowed Shares will be released to the stockholders if the closing price of the Common Stock as reported on The Nasdaq SmallCap Market following this offering equals or exceeds $11.00 for 25 consecutive trading days or 30 out of 35 consecutive trading days during the period ending September 30, 1999.

         The difference between the initial offering price and the market value (at the time of release) of any Escrowed Shares released will be deemed to be an additional compensation expense. Such expense, depending on the price per share, may have the effect of reducing or eliminating any earnings per share and could have a negative effect on the market price for our Common Stock.

         We did not meet the targets for escrow release for September 30, 1997 and September 30, 1998. As a result, 300,000 and 750,000 shares, respectively, were canceled from the escrow pool resulting in a reduction of 2.1% and 3.6% of our outstanding shares of Common Stock.

High Concentration of Common Stock Held by Existing Stockholders

         Following this offering, our executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 29.3% of our outstanding shares of Common Stock. These stockholders, if acting together, will be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company.

Limitation of Liability

         Our Certificate of Incorporation provides that, subject to limited exceptions, our directors will not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, these provisions of the Certificate of Incorporation could prevent the recovery of monetary damages against our directors. See "Indemnification for Securities Act Liabilities."

Shares Eligible for Future Sale

         Sales of a substantial number of shares of our Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Of the 23,621,583 shares of Common Stock that will be outstanding or registered for sale upon the completion of this offering, 22,391,426 will be freely tradeable without restriction or further registration under the Securities Act. This includes:

         o   19,250,246 shares of Common Stock which are issued and outstanding;
         o 141,700 unissued shares of Common Stock registered in connection with the Series C Preferred Stock,
         o 899,480 unissued shares of Common Stock registered in connection with the April 1998 Equity Line of Credit Private Placement; and
         o the 2,100,000 unissued shares of Common Stock registered in connection with the Financing Arrangement.

         The remaining 1,014,140 shares include 750,000 shares of Common Stock which are "Escrowed Shares" (see "Executive Compensation -- Escrowed Shares") and are subject to incremental release over a one-year period if certain share targets are met, and 480,157 shares of the Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. The restricted shares may be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. In the absence of any agreement to the contrary, the outstanding restricted Common Stock could be sold in accordance with one or more other exemptions under the Securities Act (including Rule 144). Rule 144, as amended, permits sales of restricted securities by any person (whether or not an affiliate) after one year, at which time sales can be made subject to the Rule's existing volume and other limitations and by non-affiliates without adhering to Rule 144's existing volume or other limitations after two years. Future sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the price of the shares in any market that may develop for the trading of such shares.

No Dividends Anticipated

         We have never paid any dividends on our securities and do not anticipate the payment of dividends in the foreseeable future.

Volatility of Stock Price

         The trading price of the Common Stock has been, and may continue to be, volatile. Such trading price could be subject to wide fluctuations in response to our announcements of business and technical developments or those by our competitors, quarterly variations in operating results, and other events or factors, including our prospects and expectations by investors and securities analysts. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our Common Stock.

Anti-takeover Consideration; Rights of Preferred Stock

         Our Certificate of Incorporation authorizes the issuance of up to 6,000,000 shares of $.01 par value preferred stock (the "Preferred Stock"). As of the date of this Prospectus, only the Series C Preferred Stock are issued and outstanding. The authorized and unissued Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change of control. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights. The issuance of Preferred Stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional Preferred Stock. See "Description of Securities -- Preferred Stock."

         We have a classified or staggered Board of Directors which limits an outsider's ability to effect a rapid change of control of the Board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our shareholders approved measures to amend our Certificate of Incorporation and Bylaws, where applicable, to:

         o implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

         o permit only the President, the Vice Chairmen of the Board, the Secretary or the Board of Directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of the Board of Directors;

         o provide that a member of the Board of Directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class (the "Voting Stock");

         o fix the size of the Board of Directors at a maximum of twelve directors, with the authorized number of directors set at ten, and the Board of Directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of
              authorized   directors   most  recently  fixed  by  the  Board  of
              Directors;

         o provide that any vacancy on the Board of Directors may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

         o    eliminate stockholder action by written consent;

         o require the approval of holders of 80% of the then outstanding Voting Stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

         o require an affirmative vote of 66 2/3% of the Voting Stock in order to amend or repeal any adopted amendments to the Certificate of Incorporation and Bylaws adopted at the meeting.

         Such measures, combined with the ability of the Board of Directors to issue "blank check" Preferred Stock and the staggered Board of Directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the shareholders. In addition, issuance of Preferred Stock, without shareholder approval, on such terms as the Board of Directors may determine, could adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others. See "Description of Securities."

                              FINANCING ARRANGEMENT

         Pursuant to the Financing Arrangement, immediately following the effective date of the Registration Statement of which this Prospectus is an integral part, we, at our option, may present the Investor with a weekly, monthly or quarterly draw down request for the purchase of up to $600,000, $2,400,000 and $7,200,000, respectively, of the our Common Stock (each request a "Draw Down Request"). We may present a Draw Down Request during the twelve month period commencing on the date of the initial draw down.

         The purchase price of such shares shall be equal to the lesser of (1) the average of the daily volume weighted average price of the Common Stock on NASDAQ SmallCap Market for a certain number of consecutive trading days preceding the funding date of the draw down and (2) $8.00. However, the Investor is not obligated to accept any draw down if the purchase price of the shares is less than $3.00.

         We will set the lowest price at which we will issue our shares under the Financing Arrangement (the "Threshold Price"). The Threshold Price may not be set below $3.00. If the average daily price on a given trading day is less than the Threshold Price then the Investor's payment obligation under the draw down will be reduced by 1/5th, 1/20th or an agreed upon fraction for a weekly, monthly or quarterly draw down, respectively.

         Upon acceptance of our Draw Down Request, the Investor, at its option, may purchase an additional amount of Common Stock up to the maximum amount of each draw down. The price of such shares will be equal to the daily volume weighted average price of our Common Stock on the NASDAQ Small Cap Market as reported by Bloomberg Financial using the AQR function on the date we present our Draw Down Request. The Investor's right to purchase additional shares of our Common Stock may be exercised only with respect to each Draw Down Request and is waived for the period it remains unexercised.

         The Investor will receive a Warrant to purchase 12,500, 50,000 and 150,000 shares of Common Stock for each weekly, monthly and quarterly draw down, respectively. Each Warrant will have a three-year exercise period commencing six months from the funding date of the draw down. The exercise price of each Warrant will be 225% of the average daily price of the Common Stock on the date we present our Draw Down Request.

         The shares issuable upon acceptance of all Draw Down Requests and upon exercise of the Warrants are the subject of this Prospectus.

         The term of the Financing Arrangement is for twelve months from the initial Draw Down, unless earlier terminated by either party or extended by mutual consent of the parties.

                                 USE OF PROCEEDS

         We will receive proceeds from the draw downs, the Call Options, if any, and the exercise of the Warrants issued pursuant to the Financing Arrangement. We expect to use the net proceeds (after deduction of estimated offering expenses) from the Financing Arrangement for general corporate purposes.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

                    MARKET FOR REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

         On July 18, 1996, we successfully completed our initial public offering and sold 2,415,000 Units at a price of $5.50 per Unit. Each Unit consisted of one share of Common Stock and one Redeemable Warrant to purchase a share of Common Stock at $9.00. Units were traded on the NASDAQ SmallCap Market from July 18, 1996 until August 20, 1996, at which time the Units were delisted from the exchange. The Common Stock and the Redeemable Warrants have traded separately on the NASDAQ SmallCap Market since July 29, 1997 under the symbols "XYBR" and "XYBRW".

         As of September 30, 1998, we had approximately 1,200 holders of our Common Stock. We have not paid any cash dividends on our Common Stock to date. We do not anticipate the payment of dividends in the foreseeable future.

         The table below sets forth by quarter, for the periods indicated, the high and low market prices of our Common Stock and Redeemable Warrants. Quotations reflect prices between dealers, without retail mark-up, mark down or commissions and may not necessarily represent actual transactions.



                                                   Common Stock                       Redeemable Warrants
                                                   ------------                       -------------------
                                              High                Low               High               Low
                                              ----                ---               ----               ---
Fiscal 1996
    1st Quarter....................                --                  --               --                  --
    2nd  Quarter...................                --                  --               --                  --
    3rd  Quarter...................                12               4 1/2            6 1/4               1 3/8
    4th  Quarter...................             4 7/8               1 1/2            2 1/4                 5/8

Fiscal 1997
    1st Quarter....................           4 11/16             1 29/32          1 11/32               13/32
    2nd Quarter....................             3 1/2              1 5/16             7/16                3/16
    3rd Quarter....................            5 9/16               2 3/8            23/32                3/16
    4th Quarter....................                 4             1 25/32            17/32                5/32

Fiscal 1998
    1st Quarter....................             2 1/2               1 3/8            13/32                5/32
    2nd Quarter....................            8 7/16             1 13/32            1 3/4                 1/8
    3rd Quarter....................           5 15/16              3 3/16                2              1 1/16


                             SELECTED FINANCIAL DATA

         The following selected financial data as of December 31, 1997, and for each of the two years then ended, have been derived from our consolidated financial statements. Our financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report dated March 31, 1998, which includes an explanatory paragraph, concerning our ability to continue as a going concern.

         The selected financial data as of June 30, 1998 and for the six months ended June 30, 1998 and 1997, have been derived from our unaudited consolidated financial statements, which, in our opinion contain all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of such data. The result of the interim periods are not necessarily indicative of the results of a full year. You should read all of the financial data set forth below in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Prospectus. You should also read carefully the information appearing under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                   Year Ended December 31,                  Six Months Ended June 30,
                                                   1997               1996                   1998               1997

Revenue:
      Product sales and leases                      $555,522    $  928,732                   $356,861          $220,458
      Consulting and license                         257,000       164,609                      1,839            30,000
                                                     -------       -------                 ----------       -----------
          Total revenue                              812,522     1,093,341                    358,700           250,458
Cost of sales                                      1,225,572     1,081,197                    379,476           409,790
                                                   ---------     ---------                    -------           -------
          Gross profit (loss)                      (413,050)        12,144                   (20,776)         (159,332)
Operating expenses:
      Sales and marketing                          3,280,356     1,442,146                  1,151,147         1,489,195
      General and administrative                   3,518,868     2,158,212                  1,617,879         1,885,214
      Research and development                     2,350,237     1,773,015                  1,010,769         1,196,319
                                                   ---------     ---------                  ---------         ---------
          Total operating expenses                 9,149,461     5,373,373                  3,779,795         4,570,728
                                                   ---------     ---------                  ---------         ---------
          Operating loss                         (9,562,511)   (5,361,229)                (3,800,571)       (4,730,060)
Interest income, net                                  82,545       122,693                      8,066            49,129
                                                      ------       -------                     ------           -------
     Net loss                                    (9,479,966)    (5,238,536)               (3,792,505)       (4,680,931)
                                                 ----------     ----------                -----------       -----------
Provisions for preferred stock                       571,598          ---                     2,344                ---
                                               -------------    ----------                -----------       -----------
      Net loss applicable to holders of
         common stock                           $(10,051,564)   $5,238,536                $3,794,849         $4,680,931
                                               =============    ===========                ==========        ==========
    Net loss per share applicable to
        holders of common stock            $           (0.78)   $    (0.47)               $    (0.22)      $     (0.38)
                                             ===============   ============              ===========      ============
Weighted average number of common
shares outstanding (basic and diluted)            12,844,974    11,121,594                17,016,067         12,459,112
                                             ===============    ==========                ===========        ==========


                                         December 31, 1997       June 30, 1998
                                          -----------------      -------------
Balance Sheet Data:
Working capital........................     $1,753,477            $4,492,263
Total assets...........................      4,531,617             7,433,903
Total liabilities......................      1,357,682             1,277,405
Stockholders' equity...................      3,173,935             6,156,498

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         You should read the following discussion in conjunction with our consolidated financial statements of and notes thereto. This Section is qualified in its entirety by the financial statements as a whole and by other more detailed financial information appearing elsewhere in this Prospectus.


Results of Operations

         The following table sets forth certain consolidated financial data as a percentage of revenues for the years ended December 31, 1997 and 1996 and the six month periods ended June 30, 1998 and 1997.


                                                        Year Ended                            Six Months Ended
                                              December 31,        December 31,         June 30,           June 30,
                                                 1997                1996                1998               1997
Revenues.................                     100.0%              100.0%                    100%                100%
Cost of sales............                      150.8                98.9                   105.8               163.6
                                               -----                ----                   -----               -----
  Gross margin...........                     (50.8)                1.1                    (5.8)              (63.6)
                                              ------                ---                    -----              ------
Operating expenses:
  Sales and marketing.................         403.7               131.9                   320.9               594.6
  General and administrative..........         433.1               197.4                   451.0               752.7
  Research and development............         289.3                162.2                  281.8               477.7
                                               -----                -----                  -----               -----
Total operating expenses..............       1,126.1                491.5                1,053.7             1,825.0
                                             -------                -----
Interest income, net..................         10.2                 11.3                     2.2                19.6
                                               ----                 ----                     ---                ----
Net loss..............................      (1,166.7)               (479.1)            (1,057.3)           (1,869.0)
                                            --------                ------             ---------           ---------
Provisions for preferred stock........          70.3                     -                  0.6                    -
                                            ---------               ------             --------            ---------
Net loss applicable to holders of
       common stock...................      (1,237.1)%            (479.1)             (1,057.9%)          (1,869.0%)
                                           ==========             =======             ==========          ==========

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997


         Revenues. Total revenues for the six months ended June 30, 1998 were $358,700, an increase of $108,242, or 43%, compared to $250,458 for the corresponding period in 1997. Product revenues for the six months ended June 30, 1998 were $356,861, an increase of $136,403, or 62%, compared to $220,458 for the corresponding period in 1997. The increase in product revenues for the three months ended June 30, 1998 was related to the higher number of 133P Systems that we sold during that period, compared to the lower number of 486 and 586 Systems that we sold in the corresponding period in 1997. The decrease in consulting and license revenues was due to the lack of sales activity under our license agreement with Rockwell International that was related to the restructuring of Rockwell's operations.

         Cost of sales. The cost of goods sold for the six months ended June 30, 1998 was $379,476, a decrease of $30,314, or 7%, compared to $409,790 for the corresponding period in 1997. The cost of goods sold increased commensurately with the increase in sales but were offset by (1) charges in 1997 of approximately $97,000 of parts for 586 Systems that were replaced and written off, and (2) a full reserve for obsolescence of approximately $225,000 for the remaining computing units used in 486 Systems, which we believe are saleable, but whose value is uncertain given changes in technology and advances in the market.

         Sales and marketing expenses. Sales and marketing expenses for the six months ended June 30, 1998 were $1,151,147, a decrease of $338,048, or 23%, compared to $1,489,195 for the corresponding period in 1997. This decrease was due to (1) a change in compensation structure for sales personnel which resulted in lower base salaries, (2) a reduction in travel related expenses due to the centralization of sales staff, and (3) a decrease in the use of outside consultants for sales and marketing programs.


         General and administrative expenses. General and administrative expenses for the six months ended June 30, 1998 were $1,617,879, a decrease of $267,335, or 14%, compared to $1,885,214 for the corresponding period in 1997. This decrease resulted primarily from a reduction in personnel and related occupancy  expenses,  along  with a  decrease  in travel  expenses.  These  were
partially  offset  by  an  increase  in  activities   related  to  international
operations.


         Research and development expenses. Research and development expenses for the six months ended June 30, 1998 were $1,010,769, a decrease of $185,550, or 16%, compared to $1,196,319 for the corresponding period in 1997. This decrease resulted primarily from reduced activity and related expense given the substantial completion of development for the head-mounted display and the body-worn computing unit for the 133P, and the sharing of development expenses for the Mobile Assistant IV System with our development and manufacturing partners.

         Interest income, net. Net interest income for the six months ended June 30, 1998 was $8,066, a decrease of $41,063, or 84%, compared to $49,129 for the corresponding period in 1997. This decrease is the result of reduced interest income from the lower average cash balances in the six months ended June 30, 1998 than for the corresponding period in 1997, which reflected the interest income on proceeds from our July 1996 initial public offering.

         Dividend on preferred stock. We issued our Series C Preferred Stock on May 15, 1998. The Series C Preferred Stock accrues dividends at 5% per annum on the outstanding principal amount. For the six months ended June 30, 1998, the amount of accrued dividend was $2,344, with no comparable item for the corresponding period in 1997.

         Net loss attributable to common stock. As a result of the factors described above, the net loss for the six months ended June 30, 1998 was $3,794,849, a decrease of $886,082, or 19%, compared to $4,680,931 for the corresponding period in 1997. Although we were subject to taxation during the six months ended June 30, 1998 and the six months ended June 30, 1997, we incurred net losses during these periods and no provision for taxes was made.


Year Ended December 31, 1997 Compared to Year Ended December 31, 1996


         Revenues. Revenues for the year ended December 31, 1997 were $812,522, a decrease of $280,819, or 26%, compared to $1,093,341 for the year ended December 31, 1996. Product revenues for the year ended December 31, 1997 were $555,522, a decrease of $373,210 or 40%, compared to $928,732 for the corresponding period in 1996. The reduction in product revenues for the year was related to the lower number of 133P Systems and Mobile Assistant(R) II Systems that were sold during that period, compared to the higher number of 486 Systems that were sold in the corresponding period in 1996. Consulting and license revenues for the year ended December 31, 1997 were $257,000, an increase of $92,391, or 56%, compared to $164,609 for the corresponding period in 1996. During the year ended December 31, 1997, our licensee elected to not continue with its business activities under our license as a result of the restructuring of its business operations. A portion of the consideration we received in March 1996 for granting this license was a $300,000 cash payment, which we recorded as deferred license revenue. We amortized this amount over a five year period. Given the licensee's stated intent to not to continue conducting business operations under the license, we recorded the remaining deferred licensing revenue of $220,000 as of June 30, 1997 as revenue in the three months ended September 30, 1997.

         Cost of sales. The cost of sales for the year ended December 31, 1997 was $1,225,572, an increase of $144,375, or 13%, compared to $1,081,197 for the year ended December 31, 1996. The cost of goods sold decreased commensurately with the decrease in product sales but was offset by charges of approximately $725,000 to reduce the carrying value of the computing unit for the 486 System and the Mobile Assistant(R) II to estimated market value and to reduce carrying values of several components of our head-mounted displays to estimated market value.

         Research and development expenses. Research and development expenses for the year ended December 31, 1997 were $2,350,237, an increase of $577,222, or 33%, compared to $1,773,015 for the year ended December 31, 1996. This increase reflects our ongoing research and development efforts, including the addition of new personnel, the operation of the design center in California, the internal development of a head-mounted display, the development of the body-worn computing unit for the Mobile Assistant(R) II, the 133P and the MA IV, and software development.

         Sales and marketing expenses. Sales and marketing expenses for the year ended December 31, 1997 were $3,280,356, an increase of $1,838,210, or 128%, compared to $1,442,146 for the year ended December 31, 1996. This increase resulted mainly from increases in personnel, related travel, infrastructure costs to support sales, VAR training programs, customer service, additional marketing programs to support the launch of new products, and public and investor relations efforts, expenses related to the establishment of a representative office in Tokyo, Japan and negotiations with potential licensees in the Far East and Europe, along with charges of approximately $253,000 related to a receivables whose collectability was deemed to be doubtful and were written off and an expense of approximately $125,000 related to the issuance of warrants to a consultant.

         General and administrative expenses. General and administrative expenses for the year ended December 31, 1997 were $3,518,868, an increase of $1,360,656, or 63%, compared to $2,158,212 for the year ended December 31, 1996. This increase resulted primarily from an increase in personnel, consulting, and travel expenses related to the expansion and continued development of our infrastructure, and activities related to discussions regarding certain strategic partnerships and international operations.

         Interest income, net. Net interest income for the year ended December 31, 1997 was $82,545, an decrease of $40,148, or 33%, compared to net interest income of $122,693 for the year ended December 31, 1996. This decrease is primarily the result of lower average monthly cash balances in fiscal 1997 versus those during fiscal 1996, when we received cash from our initial public offering.

         Dividend on preferred stock, deemed dividend accretion on preferred stock. We issued our Series A Preferred Stock on June 30, 1997. The Series A Preferred Stock accrues dividends at 5% per annum on the outstanding principal amount. We issued our Series B Preferred Stock on November 11, 1997. The Series B Preferred Stock accrues dividends at 4% per annum on the outstanding principal amount. For the year ended December 31,1997, the amount of accrued dividend was $82,905, with no comparable item for the corresponding period in 1996. In accordance with the Emerging Issues Task Force report from the Securities and Exchange Commission titled "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature," a deemed dividend was assumed for the Series A and Series B Preferred Stock, which will be accreted periodically as portions of the Series A and Series B Preferred Stock are convertible into Common Stock. The amount of this accretion for the year ended December 31, 1997 was $488,693, with no comparable item for the corresponding period in 1996. Additional paid in capital is reduced by the amount of accretion and preferred stock is increased by the amount of accretion, resulting in no impact on the overall amount of stockholder's equity.

         Net loss attributable to holders of common stock. As a result of the factors described above, the net loss attributable to holders of Common Stock for the year ended December 31, 1997 was $10,051,564, an increase of $4,813,028, or 92% compared to $5,238,536 for the year ended December 31, 1996. Although we were subject to taxation during the year ended December 31, 1997 and the year ended December 31, 1996, we incurred net losses during these periods and no provision for taxes was made.

Liquidity and Capital Resources

         Since  our  inception  until  the  completion  of  our  initial  public offering,  we  have  financed  our  operations  from  the  private  sale  of our securities, from vendor credit and from short-term loans received from management, stockholders and others.

         From October 1994 to August 1995, we raised approximately $1,243,000 from the private sale of shares of Common Stock at $6.00 per share. In November 1995, we raised $1,505,000 through the private placement of convertible debentures and in April 1996, we raised $1,000,000 through a second private placement of convertible debentures. We received approximately $2,140,000 from these financings net of offering costs. We carried the placement fees in respect of these financings as interest-bearing loans which we repaid from the proceeds of our initial public offering. We realized gross proceeds of approximately $13,280,000 and net proceeds of approximately $10,840,000 after related expenses.

         On June 30, 1997, we completed a $3 million private placement of 3,180 shares of Series A Preferred Stock, par value $0.01 per share ("Series A
Preferred Stock"), from which we realized gross proceeds of $3,000,000 and net proceeds of approximately $2,762,000 after related expenses. The holders of the Series A Preferred Stock converted all of such shares resulting in the issuance of 1,958,984 shares of Common Stock.

         On November 12, 1997, we completed a $3 million private placement of 3,000 shares of Series B Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"), from which we realized gross proceeds of $3,180,000 and net proceeds of approximately $2,950,000 after related expenses. On February 23, 1998, we completed a follow-on placement of Series B Preferred Stock and realized gross proceeds of $1,000,000 and net proceeds of approximately $990,000 after related expenses. The holders of the Series B Preferred Stock converted all of such shares resulting in the issuance of 3,172,239 shares of Common Stock.

         In April 1998, we entered into an equity line of credit agreement from which we received an initial gross amount of $1,000,000 in exchange for Common Stock. Under this line of equity, we have the right, but not the obligation, to obtain up to an additional $10,000,000 in a series of equity draw downs based on terms and conditions specified in the line of credit. In connection with this line of equity, we issued five-year warrants to purchase up to 40,000 shares of stock at $1.76 and 20,000 shares of stock at $2.81 at any time starting six months after closing. The placement agent for this transaction received a cash fee of 5% and 50,000 shares of unregistered stock.

         In May 1998, we completed a $750,000 private placement of 375 shares of Series C Preferred Stock, par value $0.01 per share ("Series C Preferred Stock") and 110,294 shares of Common Stock. The Series C Preferred Stock has a stated value of $1,000 per share. A holder of the Series C Preferred Stock is entitled to receive, if and when declared, a dividend equal to 5% of the stated value per share per annum, payable in shares of Common Stock or in cash, payable upon conversion of the Series C Preferred Stock. The Certificate of Designation of the Series C Preferred Stock provides us with several redemption options and allows for the periodic conversion of portions of unredeemed Series C Preferred Stock over a two-year period ending May 15, 2000. Any Series C Preferred Stock outstanding on May 15, 2000 must be converted into Common Stock at that date.

         In June 1998, we completed a $1,000,000 private placement in which we issued 153,846 unregistered shares of Common Stock at a price of $6.50 per share.

         In June 1998, we amended and exercised a put option in the aggregate principal amount of $3,000,000 under the April 1998 private equity line of credit agreement mentioned above. In connection with such action, we issued 545,454 shares of Common Stock. Such shares are subject to restrictions on resale for a period of nine months and to repricing upon occurrences of certain conditions. In addition, we issued five-year warrants to purchase up to 300,000 shares of Common Stock at a price of $5.25.

         We used cash of $3,366,073 in our operating activities for the six months ended June 30, 1998. This amount was primarily the result of a $3,792,505 net loss. The net loss was offset by a net decrease in inventories of $109,731, depreciation and amortization of $152,185 and non-cash charges for tooling costs of $138,682. We used cash of $198,765 for investing activities for the six months ended June 30, 1998 which included $91,190 related to patents and $74,060 in capitalized tooling costs. We received proceeds of $6,627,195 from our financing activities for the six months ended June 30, 1998 which primarily consisted of $5,307,048 from our issuance of Common Stock, net of related fees and $1,348,496 from our issuance of Series B and Series C Preferred Stock, net of related fees. As a result, cash and cash equivalents on hand as of June 30, 1998 were $4,014,723, an increase of $3,062,357 from the $952,366 of cash and cash equivalents on hand as of December 31, 1997.

         We used cash of $4,986,509 in our operating activities for the six months ended June 30, 1997. This amount was primarily the result of a $4,680,931 net loss, an increase in inventories of $295,792 largely related to the production of the 586 System and our head mounted display, an increase in prepaid and other current assets of $184,312, offset by depreciation and amortization costs of $160,547 and non-cash compensation costs of $125,488. We used cash of $747,144 for investing activities for the six months ended June 30, 1997 which included $306,962 for the acquisition of property and equipment, $284,294 in capitalized tooling costs related to the production of the 586 System and our head mounted display, and $155,188 related to patents. We received proceeds of $2,951,076 from our financing activities for the six months ending June 30, 1997 which primarily consisted of $2,785,000 from our issuance of Series A Preferred Stock and deferred placement fees of $215,000. As a result, cash and cash equivalents on hand as of June 30, 1997, were $3,492,390, a decrease of $2,782,577 from the $6,274,967 of cash and cash equivalents on hand as of December 31, 1996.

         We used cash of $10,062,427 in our operating activities for the year ended December 31, 1997 compared to cash of $5,133,942 we used for the year ended December 31, 1996. The net use of cash during the year ended December 31, 1997 was primarily the result of a $9,479,966 net loss and cash used by inventory of $1,930,378, offset by a net increase in accounts payable and accrued expenses of $515,466 and depreciation and amortization of $277,299. We used cash of $866,228 for investing activities for the year ended December 31, 1997, which included $364,678 for the acquisition of property and equipment, $231,298 related to obtaining and maintaining patents and $270,252 in capitalized tooling costs. We received proceeds of $5,606,054 from our financing activities for the year ended December 31, 1997. This amount primarily consisted of $5,710,406 from the issuance of our Series A Preferred Stock and Series B Preferred Stock, and $56,500 of proceeds from notes and loans, offset by payments on notes and loans totaling $72,232, and $16,667 for the remaining payment on the acquisition of Tech Virginia and repayment of loans. As a result, cash and cash equivalents on hand as of December 31, 1997 were $952,366, a decrease of $5,322,601 from the $6,274,967 of cash on hand as of December 31, 1996.

         We used cash of $5,133,942 in our operating activities for the year ended December 31, 1996. This amount was primarily the result of a $5,238,536 net loss combined with $354,871 of cash used by inventories, $337,065 used by accounts receivable and $177,094 for prepaid and other assets, offset by an increase in accounts payable and accrued expenses of $177,619 and an increase in deferred licensing revenue of $250,000. We used cash of $315,257 in investing activities in the year ended December 31, 1996 for the acquisition of property and equipment, $114,618 related to the acquisition of patents, and $106,738 of capitalized tooling and other assets. We received proceeds of $11,436,856 from our financing activities in the year ended December 31, 1996 which consisted primarily of $13,282,500 raised at our initial public offering and $1,000,000 from the placement of Convertible Debentures prior to our initial public offering, offset by fees of $2,561,149 and net loan repayments of $251,161.

         At June 30, 1998, we had no material capital commitments and working capital of $4,492,263.

         In September 1998, we entered into the Financing Arrangement with the Investor pursuant to which, we may, at our option, sell up to $31,200,000 of Common Stock to the Investor during a twelve month period. The Investor may exercise its Call Option for an additional $31,200,000. To fully utilize the Financing Arrangement, we may need to register additional shares of Common Stock. See "Financing Arrangement."

         We have entered into a financing agreement with the same investor on terms comparable to those of the Financing Arrangement. Under this agreement, we may sell between $2,700,000 and $5,400,000 of Common Stock to the investor during the period from October 8, 1998 to November 15, 1998. At the date of this Prospectus, we have issued 216,017 shares of unregistered Common Stock under this financing agreement from which we have received $900,000 in gross proceeds.

         We anticipate that our working capital requirements and operating expenses will increase as we expand production and sales of the Mobile Assistant(R), and expand our full sales, service and marketing functions, and develop the support structure for these activities. The timing of increases in personnel and other expenses, the amount of working capital consumed by operations, marketing and rollout expenses for the MA IV, and competitive pressures on gross margins will impact the magnitude and timing of the our cash requirements. To meet working capital needs, we entered into the Financing Arrangement with the Investor. In the event the Financing Arrangement is terminated, we may also exercise an existing put option to sell up to $7,000,000 of Common Stock under the April 1998 Private Equity Line of Credit Agreement. In addition, we intend to use funds from operations, and may obtain a working capital line of credit and/or complete additional financings, if necessary. We believe that additional funding arrangements are readily available to us and the execution of any such arrangement will depend on timing, market conditions and the final terms and conditions of such arrangements. We will begin full production of the MA IV model of the Mobile Assistant(R) will begin in the quarter ending December 31, 1998 and expect receivables from sales of the MA IV to provide collateral for borrowing facilities at that point. Although we can provide no assurance that such facilities will be available, we intend to seek to establish secured borrowing facilities at such time as appropriate collateral is available. We believe that the combination of cash on hand, operating cash flow, and outside funding will provide sufficient liquidity to meet our cash requirements until at least March 1999. However, we can provide no assurance that we can or will obtain sufficient funds from operations or from a working capital line of credit or from closing additional financings on terms acceptable to us.

Possible Impact on Near-Term Revenues

         We have agreements with third-party suppliers to manufacture and supply the body-worn computing unit, the HMD and the batteries for the 133P and the MA
IV. We have substantially curtailed production of the computing unit for the 133P pending the introduction of the MA IV in the fourth quarter, although we believe that we can restart production to meet large orders. As a result, we expect revenue growth to be modest through the first three quarters of the year ending December 31, 1998, until the MA IV suppliers commence full-scale production and those units are sold in volume, which we expect to begin in the quarter ending December 31, 1998. Delays, for any reason, in the commencement of full-scale production of the MA IV units may adversely affect revenues for the year ending December 31, 1998.

         Exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our earnings when local currencies are translated into U.S. dollars.

Possible Non-Cash Future Charge

         As a condition to our initial public offering , certain of our stockholders, primarily officers and directors, deposited an aggregate of 1,800,000 shares of Common Stock into an escrow account. The difference between the initial offering price and the market value (at the time of release) of any Escrowed Shares released will be deemed to be an additional compensation expense. Such expense, depending on the price per share, may have the effect of reducing or eliminating any earnings per share and could have a negative effect on the market price for our Common Stock. See "Risk Factors - Effect of Possible Non-Cash Future Charge."

                                    BUSINESS

General

Information About Our Products

         We are engaged in the research, development and commercialization of mobile computer systems and related software solutions designed to enhance personal productivity, especially in commercial, industrial and military applications. Our latest available product is the Mobile Assistant(R) 133P model, which is a full- function, body-worn, voice-controlled 133 MHZ Pentium(R) computer with a head-mounted video display. We have also commenced production of the next-generation MMX Pentium(R) Mobile Assistant(R).

         The Mobile Assistant(R) combines the speed, memory, processing, multimedia and communication capabilities of a desktop personal computer in a lightweight unit with hands-free operation and simultaneous user mobility. The Mobile Assistant(R) is a combination of hardware and software designed to be worn on the body to perform complex and time consuming tasks such as maintenance, repair and inspection of complex technological and mechanical systems, retrieval and analysis of medical information from remote locations, and coordination of remote commercial and industrial activities and military field operations. The Mobile Assistant(R) Series can utilize technologically advanced features such as real time two-way video and audio communications through radio frequency transmissions, integrated cellular linkups, global positioning system tracking capabilities and access to information through the Internet and World Wide Web. The new head- mounted display unit includes a two-way audio system and optional built-in video camera, weighs approximately l5 ounces and presents a desk-top quality full VGA color image that is approximately equivalent to that of a 15" VGA monitor at a distance of approximately two feet. We also offer an optional light-weight, 6.4 inch, full VGA color, flat panel display, with integrated digitizer, for users who do not desire an HMD or do not need to be 100% hands-free and feet-free to perform their job. The body-worn computing unit is designed to allow operation in environmental conditions in which conventional portable computers could not previously operate, weighs less than two pounds and is capable of running software applications designed for Microsoft(R) Windows(R) 3.11, Windows(R) 95 and 98, Windows(R) NT(TM), DOS, SCO UNIX(R) and LINUX.

         We currently offer two novel software products to get user documentation up and running on the Mobile Assistant quickly. The following products can be used on the Mobile Assistant(R) or conventional desktop or laptop computers:

         o linkAssist(TM) allows users to link information quickly regardless of the format of the data or where it is stored, avoiding the need to change, convert or reenter the existing information or to use the very technical HTML tagging process. An interesting and useful feature of this product is that the linked words or phrases can then be activated by voice automatically, with no development work by the author of the documentation or databases.

         o webAssist(TM) allows voice navigation of HTML document links such as those found on web sites on the World Wide Web and intranets. This software provides the user with hands-free access to all of the information found on, for example, manufacturer and supplier and company-owned, web sites.

         Additional authoring and inspection toolkits are in development and are expected to available this calendar year.

Industry Overview

         There has been an ongoing evolution in computer hardware to reduce size and increase performance and functionality since the introduction of the first large mainframe computers in the 1950's. The

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commercialization   of  mobile  computing  products  combined  with  significant increases in the number and scope of software applications has resulted in a multi-billion dollar market. We see the next phase in this evolution to be body-worn, voice-activated computers, which will provide hands-free portability. We believe the substantial historic and projected growth in all forms of mobile and portable computers will translate into the development of a substantial market for our mobile computing hardware and software products. According to MarkIntel, a service which compiles market research reports, the overall portable computer market (20 pounds or lighter) will have an average annual growth in revenues of approximately 13% to over $23 billion through the year 2000. MarkIntel also reports that:

        o notebook computers (i.e. weighing from 5 to 8 pounds) currently constitute over 70% of portable units sold;

         o sub-notebook computers (3 to 5 pounds) currently constitute approximately 15% of sales of portable computers and are expected to increase to almost 19% of sales by the year 2000; and

         o mini-computing and communication devices (3 pounds or less, and which still are considered to be in an evolutionary cycle) will experience an average annual revenue growth rate of 33%.

         The computer software industry has undergone a similar evolution evident in a shift from processing data to providing information in conjunction with the changes in computer hardware. For example, mainframe computers were initially used to process vast amounts of data such as population statistics, corporate accounting information, etc. However, with personal computers came software to provide information to users in the form of analysis, relationships, etc. We believe that providing "how to" knowledge to users is the next step in the evolution of the computer software and one that is well suited for use with body-worn computers.

Business Strategy

         Our objective is to be the leading provider of voice-activated, hands-free mobile computing systems and related software. To achieve this objective, we intend to pursue the following strategies:

         Develop and Strengthen Strategic Alliances. We have established, and intend to continue to establish, strategic alliances with world-class distribution partners, selected systems integrators, independent software vendors, VARs, OEMs and industrial and commercial equipment and service providers. The benefits we receive from these associations include access to a larger potential customer base, complementary technologies, reduced capital investment through utilization of outside resources, and access to manufacturing expertise and efficiencies of world-class manufacturers. We have distribution and support agreements with EnPointe for North American distribution, Hewlett Packard for European, Middle East and African distribution and support, and with Nissho Iwai for Far East distribution. All agreements have resulted in a worldwide distribution network to be operational this calendar year to support the launch of the MA IV Series. In addition, we have already contracted with certain large systems integrators, such as DynCorp, to both provide implementation support for our customers worldwide as well as to place our products within their own client bases. We have been pursuing, and will continue to pursue, additional strategic associations to enhance our product offerings and expand our marketing activities.

         In addition to marketing and establishing strategic relationships, we have contracted with organizations such as the SBS in Europe (over 30 software companies serving as a Xybernaut Center of Excellence for speech and wearable applications), and companies in the USA and Asia for hardware development and field testing of application-specific solutions.

         Provide Custom Software Solutions for Diverse Customer Needs. We intend to continue the development or acquisition of software that enables our customers to create customized software applications for use with the Mobile Assistant(R) Series and on conventional PCs. We will design this software to provide prepackaged application expertise that incorporates the end user's existing programs, procedures and technical

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documentation,    thereby   permitting   the   cost-effective   development   of
productivity-enhancing software applications by customers. We believe that revenue from software will become an important contributor to operating margins in the future.

         Penetrate Target Markets Through Licensees, OEMs, VARs, Distributors, and Direct Sales. We believe that our mobile computing technology is especially well suited for the repair and maintenance of commercial, industrial and military equipment and facilities. We also believe that forms-based applications, such as inventory and data collection, are extremely well-suited for our flat panel display configuration, requiring the user to carry only a 1 - 1 1/2 pound VGA color display/digitizer instead of heavier pen tablets which offer only limited computing power. We intend to penetrate our target markets through effective use of OEMs, VARs and distributors that demonstrate comprehensive market knowledge in their markets. We intend to leverage internal marketing and sales resources, and achieve rapid foreign and domestic market penetration through the use of already approved, as well as additional distributors, systems integrators, industrial and commercial equipment suppliers, independent software suppliers, OEMs and VARs. We also intend to continue marketing directly to key national accounts in order to build multiple reference accounts so that our distributors may quickly expand their own sales world-wide. These reference accounts also provide our research, development and engineering organizations with valuable unfiltered feedback from customers for future product development. We expect to have numerous opportunities to license our intellectual property as large computer and equipment manufacturers attempt to enter the wearable or user-supported computing marketplace. We believe such licensing will yield significant revenue as well as accelerated market penetration.

         Achieve and Maintain Technology Leadership. We are committed to achieving and maintaining technological superiority of the Mobile Assistant(R) Series and our other mobile computing hardware and software products through the continuous reassessment of product performance and the utilization and integration of state of the art hardware and software technologies. We believe that our substantial expenditure of time and effort in developing the Mobile Assistant(R) Series has resulted in a set of core competencies which provide us with a solid foundation in the hands-free, mobile computing industry. We intend to maintain this advantage through ongoing research and development, which will ensure that the Mobile Assistant(R) Series will continue to provide a full range of PC capabilities, including two-way video communication and access to the Internet, intranets, remote databases and other computerized reference resources. We also intend to rely heavily on joint developments with our strategic partners worldwide, and cross-licensing of our valuable intellectual property to build and market new technology. The current MA IV Series, for example, is the result of our successful relationships with Fujitsu, Sony Digital Products, Hitachi, Shimadzu, Toshiba, JAE and Moli Energy, all under the auspices of our Japanese operations.

         Commitment to Open Architecture. We utilize standard PC hardware and software architectures and design our products using open systems technologies, including industry standard operating systems and open system computer platforms. We continually evaluate the feasibility of integrating our software and hardware products with new technologies as these are developed and accepted in the marketplace. We anticipate upgrading our current products to incorporate open architectures to allow use with existing and emerging standards in hardware and software technology.

         Leverage Core Competencies. We believe our core competencies are the integration and adaptation of innovative computer hardware and software technologies into hands-free mobile computing products that enhance end-user productivity. We will seek to expand applications for our technologies and to capitalize on the breadth of our expertise by assisting our customers in the development of new hardware and software products. Consistent with this strategy, we will continue to focus on integration of hands-free mobile computing hardware with internally developed, or acquired, software applications and hardware products. Our goal is to adhere to the model of an Intellectual Property-Virtual Hardware-Communications-Software Company, concentrating on research, development and engineering, and marketing strategies. We intend to continue to allow our strategic partners to execute our manufacturing, service, sales and marketing functions, under the watchful eye of our management. We intend to remain small and nimble, able to react quickly to market needs and world economic changes.

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Products and Product Development

         In order to address the market, which we believe exists for body-worn mobile computers, we have designed the Mobile Assistant(R) Series with five key features:

         1. Compact, lightweight and rugged hardware specifically designed for mobile, body-worn use

         2.  Easy to use human interface

         3.  Voice command control

         4.  Head-worn miniature display

         5.  Flat panel miniature display/digitizer

         Compact Hardware for Mobile, Body-Worn Use. The MA IV currently utilizes primarily off-the- shelf miniaturized hardware components in a body-worn computing package weighing under two pounds. Design features for the MA IV currently include:

          o   Intel Pentium (R)200 or 233 MHZ processor w/ 512 KB L2 cache.

          o Extended Data Output ("EDO") RAM (currently ranging from 32 Mb to 128 Mb).

          o   Internal hard disk currently ranging from 2 - 4 GB.

          o Protected internal dual PC Card readers using CardBus (industry-standard peripheral cards).

          o   Enclosure   to  allow  use  in  a   wide  range  of  environmental
              conditions.

          o   Advanced-technology, hot-swappable lithiumion battery and charger.

          o   HMD/FPD, USB, Power and Replicator ports.

          o   Mini-port replicator for mobile use, and desk-top port replicator.

          o   Wrist-mounted miniature keyboard.

          o   Miniature integrated full color video camera.

          o Compatibility with DOS, Windows(R) 3.11(TM), Windows(R) 95 and 98, Windows(R) NT(TM), SCO UNIX(R) and LINUX operating systems.

          o   Integrated pointing device (mouse).

          o   Built-in sound system for speech recognition and generation.

         The Mobile Assistant(R) Series are full-featured "Wintel" PCs, which can readily be used as a desktop PC. The Mobile Assistant(R) Series allows for the incorporation of a wide range of capabilities including portable CD- ROM readers, bar code readers, battery-operated printers, still and motion video cameras, global positioning technologies, cellular and radio frequency communications and interfaces for medical and test equipment.

         Voice Command Control. The Mobile Assistant(R) Series supports state-of-the-art voice recognition software, hardware and algorithms to communicate digitized speech as input to the processor through an integrated analog-to-digital/digital-to-analog circuit. Generally, significant user training is not required because the operable vocabulary is created in advance to be recognized by a wide range of users or a phonetic engine is utilized. The system can also be programmed to "learn" the user, on the fly, during real-time field use. The speaker-independent approach works well for the menu and button-driven programs used in the Mobile Assistant(R). System accuracy can be improved greatly since the words and phrases for each menu screen can be predetermined and used to limit recognition ranges to the screen at hand. The combination of voice recognition and head-worn display provides the user of the Mobile Assistant(R) with hands-free access to information and the ability to apply this information to operations and tasks with direct lines of sight and tactile access. In addition to basic command-and-control speech recognition, the MA IV also offers dictation features, and natural language speech processing is planned for introduction in 1999. Our main speech development partners are IBM and Texas Instruments.

         Head-Worn Miniature Display. The MA IV uses a lightweight HMD with 640 X 480 pixels (VGA color). It is anticipated that this display will be offered in color SVGA, 1280 X 1024 pixel resolution, and eventually in color resolutions exceeding those planned for High-Definition TV. All displays are approximately one square inch in size and use advanced optics to present an image to the user that is equivalent to a 15" desktop monitor at a distance of two feet. These displays are available in monocular form, and can be worn on a mounting device similar to a runner's visor, or on helmets, hardhats, soft baseball caps or similar headgear. These high quality, miniature displays present information in a heads-mounted display format without completely occluding vision.

         Flat Panel Display. The MA IV uses an optional light-weight, 6.4 inch, full VGA color, flat panel display, with integrated digitizer, which is offered for users who do not desire an HMD or do not need to be 100% hands-free and feet-free to perform their job.

         Computer   Software  for  Mobile,   Body-worn  and  Desk-top  Use.  Our
linkAssist(TM) and webAssist(TM) products are ready for the market. See "--Information About Our Products."

         We also have two other products under development and expect to have them ready for the market in 1999. All products, while designed to speed up the development of applications for our line of wearable computers, are equally applicable to lap-top and desk-top applications. Our two software products under development are:

         o Mobile Inspector(TM) - a toolkit to assist developers in the creation of inspection applications regardless of whether the item under inspection is a car, a furnace or a human body. This toolkit, already proven without speech navigation and entry features, is being updated to incorporate our speech recognition software offerings.

         o The second product, as yet unnamed, is an authoring toolkit to quickly create Interactive Electronic Technical Manuals (combinations of expert software and electronic books and drawings and charts) and on-the-fly training programs.

Marketing and Sales

Markets

         We design our marketing efforts to increase awareness of and demand for our products in the commercial, industrial and military markets. The following are examples of selected horizontal and vertical markets which we will address in our continuing marketing efforts:

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         Commercial Maintenance and Repairs.  Information from the United States
Bureau of Labor Statistics and Bureau of Census indicates that as of 1996 there were more than 5,460,000 commercial mechanics and technicians in the United States; all of which, we believe, are potential users of the Mobile Assistant(R) Series and our other products. There are many sources of savings available from use of the Mobile Assistant(R) Series and our other products in maintenance and repair operations such as: less formal training is required for a similar level of performance, the time required for diagnostic and repair tasks is reduced as "just in time" refreshers and improved technical information can be provided, and personnel can address a wider range of complex tasks or products with the same level of basic training. While these savings can be realized in most industries, we anticipate that these savings will be most immediate and apparent in those industries that require a large investment in equipment and machinery, including the transportation, automotive, construction, power generation, health services, agriculture and the military. In industries such as construction or mining, we believe downtime on critical equipment can cost up to $75,000 or more per day. Accordingly, a reduction measured in minutes or hours of downtime in these industries can, in our view, provide ample cost justification for a Mobile Assistant(R). The telecommunications industry is expected to be a prime
candidate   for  mobile   computing   systems  given  the   industry's   complex
technologies, increased competition and assets spread over a wide geographic area. The Mobile Assistant(R) can provide needed knowledge to workers on the top of a telephone pole, at a remote relay station or in a conduit tunnel. Crew locations can be monitored and coordinated in the field with the Mobile Assistant(R) through optional global positioning system technology. Crews at remote locations can consult with experts using two-way audio and/or video communications.

         Healthcare. According to the National Center for Health Statistics, in the United States spent approximately 13.6% of the U.S. Gross Domestic Product, or approximately $1 trillion, on healthcare, with an estimated 25% of such expenses consumed by administrative expenses. According to the National Center for Health Statistics, United States, 1994, the United States has over 6,000 hospitals and over 540 health maintenance organizations. According to the United States Department of Labor, in 1994 there were approximately 4,714,000 healthcare workers in the United States. We believe that many of the current processing and data systems used in healthcare, both in institutions and in the field, are not well developed or integrated and that hands-free mobile computing systems could reduce expenses and increase efficiency in this industry. The Mobile Assistant(R) is believed to present great potential in field medical operations by providing on-board and remote diagnostics, audio and/or video communication with doctors for emergency procedures, and transmission of locations for helicopter pickup through global positioning systems integrated into the Mobile Assistant(R). Another anticipated benefit of our hands-free mobile computing technologies is that fewer healthcare personnel will be needed to perform complex tasks. By providing remote delivery of medical information, our hands-free mobile computing systems can become a key component within both managed care and telemedicine organizations, which are two key submarkets developing within the healthcare industry.

         Public Sector. We have demonstrated the ability of our technology to aid in law enforcement, fire protection, emergency services and control of national borders. EnPointe, the North American distributor of Xybernaut's MA IV, has demonstrated the success of establishing purchasing schedules for most significant city, state and municipal agencies, thus making the technology readily available.

         Education. We believe that our mobile computing systems are well suited for educational applications. The Mobile Assistant(R) is especially suited for hands-free applications, such as laboratory work, field research and dissections and has the potential to serve as a mobile student workstation. In addition, it can provide an ideal computing and control platform for special education and handicapped needs.

         Military. There are several potential military applications for our hands-free mobile computing systems, including intelligence, maintenance and field operations. The military has long been an early user of advanced weapons technologies and, as a result, was one of the first sectors to experience problems with the ability of personnel to maintain, diagnose and repair the advanced technology employed in both weapons and equipment. These problems have been compounded by the downsizing of the United States military and related budget constraints. As a result, even greater pressure will be placed upon the military to maintain its equipment and weapons platforms with fewer personnel. We believe that most of the estimated 700,000 military maintenance personnel in the United States could be made more efficient and productive by our hands-free mobile computing systems.

         The United States military's increasingly sophisticated weapon systems require volumes of operational and technical manuals and have dramatically increased the importance of maintenance. The United States Army has purchased the Mobile Assistant(R) and has tested its use in the maintenance and repair of the AH64 Apache Attack helicopter. The Apache can send and receive maintenance data via an industry standard electrical interface which can be read by an optional interface for the Mobile Assistant(R). Operating and performance data can be downloaded directly from the Apache and the Mobile Assistant(R) can be used to diagnose existing and potential maintenance and repair problems. We anticipate that manufacturers of complex military and commercial equipment increasingly will incorporate integrated data collection and transmission capabilities into their technologies to reduce downtime, repair and maintenance related costs.

         The ability to deliver information to soldiers in combat field operations is the focus of several development programs sponsored by the United States Army. The Army has been conducting simulated combat maneuvers using body-worn computing components, including those we provide, to determine effectiveness for use in coordinating troop locations and movements, determining enemy locations, and using global positioning systems to provide coordinates for artillery, helicopter pickup and air support.

         We have sold many systems to the US Army and Navy, and expect that our sales partners will sell heavily into the armed services both in the USA and overseas.

Marketing

         Because our products are frequently combined with products from other manufacturers to form integrated information systems, we believe that it is more effective to sell principally through distributors, systems integrators, industrial and Commercial equipment manufacturers, independent software vendors and VARs with defined market niche expertise and presence.

         In preparation for the introduction of the MA IV, we have contracted with several specialized distributors for higher volume distribution of the MA
IV. We believe that by forming relationships with these partners we can gain entry to many various sub-markets and types of end users, and serve customers or have in-place sales and distribution channels that identify new customers and sales opportunities. We can then reach end users more rapidly in a variety of industries.

         To ensure outstanding partner performance, we offer detailed in-house training sessions to prepare and update personnel for field sales and training. In addition, we are developing comprehensive sales and operations manuals to be used by these channels and end-users.

         Our marketing and sales employees are responsible for implementing direct marketing plans and sales programs, coordinating sales activities with sales and marketing and service partners. All fulfillment will be accomplished through distribution partners, regardless of which entity makes the actual sales.

License Granted to the Company by Data Disk

         During 1997, we entered into a series of agreements with Data-Disk Technology, Inc., a Virginia-based company. Data-Disk Technology, Inc. produces the Data Disk, a memory product that consists of a non-volatile memory chip encapsulated in a rugged polymer casing slightly smaller than a soldier's "dogtag" that is highly resistant to temperature and environmental conditions. We believe that the Data Disk provides an ideal storage medium for body-worn computer applications, especially those that involve a large number of people, inspection sites or equipment. These tags can be used to store information such as medical history, repair history or other data unique to an individual or piece of equipment. Such information can be read by inserting the tag into a reader that fits in the existing PC card slots on all models of the Mobile Assistant(R). The U.S. Department of

Defense is evaluating the Data Disk and competing technologies to replace the current system of stamped metal dogtags for soldiers. Under the agreements with Data Disk, we received an exclusive, perpetual worldwide license to use and sell present and future Data Disk technology for user-supported (wearable) computing applications.

Key Suppliers

         We have supplier relationships with Sony Digital Products and Shimadzu, among others, for the production of the MA IV system. (See "--Production"). We have designed a proprietary HMD that is being manufactured by Greenway Engineering using purchased and fabricated parts. We contracted Greenway to purchase and manage parts and components inventory, manufacture computer boards, and assemble and test the HMD of the Mobile Assistant(R), as well as to obtain Federal Communications Commission certification for the Mobile Assistant(R) system.

         We have also entered into design, production, supply and support agreements with many companies, in the USA and overseas, in order to complete our wearable line of computers. They include Fujitsu, Sony Digital Products, Hitachi, Shimadzu, JAE, Toshiba, Moli Energy, IBM, Texas Instruments, the SBS, etc.

         We currently have subcontracted the manufacture of the body-worn computing unit, headset and battery portions of the 133P to third-party vendors. These components are assembled and integrated with the software applications for the Mobile Assistant(R) at our headquarters.

         Although we believe there are multiple sources for many parts and components, we depend heavily on our current suppliers. While we believe that we could adapt to any supply interruptions, such occurrences could necessitate changes in product design or assembly methods for the Mobile Assistant(R) Series and cause us to experience temporary delays or interruptions in supply while such changes are incorporated. Further, because the order time for certain components may range up to approximately three months, we also could experience delays or interruptions in supply in the event we are required to find a new supplier for any of these components. Any disruptions in supply of necessary parts and components from our key suppliers could have a material adverse effect on our results of operations. Any future shortage or limited allocation of components for the Mobile Assistant(R) could have a material adverse effect on our operations, cash flows, and financial condition.

Production

         We are party to a manufacturing agreement with Sony Digital Products, a subsidiary of Sony Corporation based in Nagano, Japan, for the manufacture of the MA IV, which is scheduled to begin pre-production in the quarter ending December 31, 1998. We have been engaged by Shimadzu Corporation, a supplier of head- mounted displays and other commercial technology products based in Kyoto, Japan to develop and manufacture a color HMD for use with the MA IV. Most of the parts and components for the Mobile Assistant(R) are off-the- shelf PC components that are available in high quantity from multiple vendors. We currently use a monochrome Active Matrix Liquid Crystal Display ("AMLCD") from one supplier in its HMD. We have been notified by that supplier that the monochrome AMLCD has been discontinued and is being replaced by a color AMLCD. We believe that there are sufficient quantities available of this monochrome AMLCD to meet currently forecast requirements for the 133P system until the MA IV system is introduced. If the start of full-scale production of the MA IV model of the Mobile Assistant(R) is delayed past the quarter ending December 31, 1998, such delay will have an adverse effect on revenues for the twelve months ending December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Warranties

         We provide customers with a parts and labor warranty for one year. Warranty services for the 133P are provided by Matrix and warranty services for our HMD are provided by Greenway Engineering, except for the AMLCD, which is provided by its manufacturer. Warranty services for the MA IV Series is an integrated offering by several vendors. Our distribution partners are responsible for levels one and two service. We intend to pass on Level 3 maintenance and call-center support to a 3rd party service firm.

Competition

         We anticipate that we will face widespread competition from other portable computing systems manufacturers. Several other companies, including Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Norand and Teltronics, Inc., a subsidiary of Interactive Solutions, Inc., Raytheon and a consortium of Litton and TRW, are engaged in the manufacture and development of body-mounted or hand-held computing systems that do or could compete with the Mobile Assistant(R) Series. Personal digital assistants and laptop and notebook computers also are products that could compete against the Mobile Assistant(R) in applications where hands-free, voice-activated operation is not required. Many of these computers are manufactured by major domestic and foreign computer manufacturers which possess far more resources than we do and which can be expected to compete vigorously with us. However, we consider entry by reputable, large computer manufacturers to be healthy for the marketplace in that it would bring legitimacy to the market in a more rapid fashion.

Intellectual Property

         We consider our patent, trade secrets, and other intellectual property and proprietary information to be important to our business prospects. We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect our proprietary rights. We have implemented a trade secret management program to protect our trade secrets and proprietary information. In addition, we have confidentiality and invention assignment agreements with our employees, and generally enter into non-disclosure agreements with our suppliers, VARs, OEMs and actual and potential customers to limit access to and disclosure of our proprietary information.

         We have registered our Mobile Assistant(R) and Xybernaut(R) trademarks on the Principal Register of the United States Patent and Trademark Office and the patent and trademark offices in several foreign countries. In April 1994, we obtained U.S. patent number 5,305,244 ("hands-free, user-supported portable computers") for the Mobile Assistant(R) Series. We derived most of our revenue for the twelve months ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997 from products included within the scope of the Patent. We have notified several of our competitors of the existence of the Patent, which our counsel believes may have been infringed by some of such competitors. We intend to take any and all appropriate measures, including legal action, necessary to maintain and enforce our rights under the Patent and other patents held by us.

         We have filed twenty patent applications covering various aspects of computers in general and wearable computers in particular since July 1996. Six of these patent applications have been issued, one patent has been allowed pending issuance and thirteen patents are pending. We have also filed most of these applications in European countries, The People's Republic of China, Japan, Republic of Korea, Republic of China (Taiwan), Canada and Australia. All patents issued to our employees under pending and future applications have been and will be assigned to us under existing invention assignments.

         We cannot assure you that our pending patent applications will issue as patents, that any issued patent will provide us with significant competitive advantages or that challenges will not be instituted against the validity or enforceability of any of our patents. The cost of litigation to uphold the validity and prevent infringement of patents can be substantial. We also can provide no assurance that others will not independently develop similar or more advanced products, design patentable alternatives to our products or duplicate our trade secrets, or that our employees or suppliers will not breach their confidentiality agreements. In addition, we may be required, in some cases, to obtain licenses from third-parties or to redesign our products or processes to avoid infringement.

Research and Development

         Our research and development expenditures for the years ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997 were $2,350,237, $1,773,015, $1,010,769 and $1,196,319, respectively. These expenditures consist primarily of personnel engaged in the research and design of new hardware and software products, test components, consulting fees, equipment and purchase software costs required to conduct our development activities.

Employees and Consultants

         As of June 30, 1998, we had 30 full-time and nine part-time employees, and had consulting arrangements with ten individuals or firms for advice and assistance on selected technical and business issues. Of our thirty full-time employees, two are executive officers, eleven are technical and administrative support employees, five are engaged in research and development, four are engaged in assembly and testing and eight are engaged in sales and marketing. None of our employees are represented by a union. We believe that our relations with our employees are good.

         We are party to employment and consulting agreements with certain of our executive officers and directors. See "Management -- Employment Agreements; -- Consulting Agreements."

Properties

         Our office and development facility consists of 18,642 square feet located at 12701 Fair Lakes Circle, Fairfax, Virginia. Our current lease is for a three-year term expiring September 30, 1998 and requires monthly rent of approximately $26,000.

         To minimize lodging expenses for visiting employees and consultants, we lease an apartment located at 4401 Sedgehurst Drive, #301, Fairfax, Virginia 22033 pursuant to a month-to-month lease requiring monthly rent of $975. We must give at least 45 days prior written notice before termination of the lease. We also lease an apartment at 11842 Federalist Way for a twelve-month period ending November 30, 1998 with a monthly rent of $1,099 and an apartment at 4705 Quiet Woods Lane for a twelve-month period ending July 6, 1999 with a monthly rent of $1,016.

         During the year ended December 31, 1997, we leased approximately 650 square feet of office space at FM Building 102, 7-39-5 Nishikamata, Ohta-ku, Tokyo 144, Japan, for use as our Far East representative office. The initial lease term is for two years ending April 1999 at a base rent of approximately $1,700 per month and is renewable at our option for an additional two year period. Subsequent to year-end, we terminated this lease and moved our offices to Wakadayashi Building, 5-12-6 Kita-Shinagawa, Shinagawa-ku, Tokyo 141, Japan.

Legal Proceedings

         On March 19, 1998, Matrix Corporation, with whom we had entered into a June 1997 agreement (the "June Agreement"), filed a summons against us in the United States District Court, Eastern District of North Carolina, alleging that:

         o we damaged Matrix by our purported breach of the December 1997 Agreement (the "December Agreement");

         o we should return all goods shipped by Matrix under both the June Agreement and the December Agreement; and

         o we did not intend to comply with the December Agreement and therefore the governing contract between the two entities should revert to the June Agreement.

         In addition, this summons requests that any damages incurred by Matrix as a result of this purported breach of contract be trebled. On August 6, 1998, the Court rendered an Order dismissing all of Matrix's claims, except for the breach of contract claim under the December Agreement. On September 9, 1998, we filed an answer which denies the material allegations of the complaint, and asserts a counterclaim alleging that Matrix failed to perform to the requirements of the December Agreement and that Xybernaut has been damaged by this failure to perform. While there can be no assurance of the outcome of this legal proceeding, we believe that the remaining claim by Matrix is groundless and that the impact of this legal proceeding will not be materially adverse to our operations. The maximum amount which we would have to pay under the December Agreement if Matrix performs defined tasks is approximately $250,000 and the maximum amount of inventory that we could assume under the December Agreement is approximately $600,000.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form SB-2 to register shares of our Common Stock. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and the Common Stock, you may refer to the registration statement and to the exhibits and schedules filed as part of that registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC's Website.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                                   MANAGEMENT

Directors and Executive Officers

         Our officers and directors, their ages and present positions are as follows:


                                                                     Present Position
Name                                   Age                           with the Company
----                                   ---                           ----------------

Edward G. Newman                        55    President, Chief Executive Officer and Chairman of the
                                              Board of Directors
George Allen, Esq.                      46    Director
Eugene J. Amobi                         52    Director
Keith P. Hicks, Esq.                    75    Director
Steven A. Newman, M.D.                  52    Director and Vice Chairman of the Board of Directors
Phillip E. Pearce                       69    Director
James J. Ralabate, Esq.                 70    Director
Lt. Gen. Harry E. Soyster               62    Director
(Ret.)
Kaz Toyosato                            54    Executive Vice President and Director
Martin Eric Weisberg, Esq.              47    Director
Dr. Edwin Vogt                          65    Director
Maarten Heybroek                        56    Chief Operating Officer and Chief Financial Officer

         Our Board of Directors is divided into three different classes. At each annual meeting of stockholders, one class of directors will be elected to succeed those directors in the class whose terms then expire, for terms expiring at the third succeeding annual meeting of stockholders. The following is a brief summary of the background of each of our directors and executive officers.

Class I Directors

         Keith P. Hicks, Esq. has been a director since July 1994 and is currently a principal in C&H Properties and the owner of Hicks Bonding Co., Hicks Auctioneering Co. and Hicks Cattle Company. Mr. Hicks is a graduate of the University of Denver (B.A. 1954) and LaSalle University School of Law (L.L.B.
1969).

         Kaz Toyosato joined us in October 1996 as Executive Vice President of Asian Operations. Mr. Toyosato is responsible for overseeing our operations in Asia, including Japan. Prior to joining our organization, Mr. Toyosato spent 27 years with Sony Corporation in Japan where his last position was the Vice President of Sony USA. He previously helped manage the Sony Walkman product line, and managed Sony's 8mm video camcorder and its battery line of products.

         Martin Eric Weisberg, Esq. is our Secretary. He is a partner of the law firm, Parker Chapin Flattau & Klimpl, LLP, which serves as our general counsel. Mr. Weisberg specializes in the areas of securities, mergers and acquisitions, financing and international transactions and has been in the private practice of law for 23 years. Mr. Weisberg is a summa cum laude graduate of Union College (B.A. 1972) and received his law degree from The Northwestern University School of Law (1975), where he graduated summa cum laude, was Articles Editor of the Law Review and was elected to the Order of the Coif. Mr. Weisberg also attended The London School of Economics and Political Science.

Class II Directors

         Eugene J. Amobi has been a director since January 1996. Since 1983, Mr. Amobi has been President, a director and a principal stockholder of Tech
International, Inc. ("Tech International"), which provides engineering, technical support and consulting services to government and domestic and international commercial clients. Mr. Amobi has been president and director of Tech International of Virginia Inc. ("Tech Virginia"), our wholly-owned subsidiary, since its spin-off from Tech International. Prior to 1983, Mr. Amobi was a Senior Engineer with E.I. DuPont de Nemours and a Managing Director of Stanley Consultants, an international engineering consulting firm. Mr. Amobi is a graduate of The Technion, Israel Institute of Technology (B.S. 1969), Princeton University (M.S. 1970) and Syracuse University (M.B.A. 1973).

         Phillip E. Pearce has been a director since October 1995. Mr. Pearce has been an independent business consultant with Phil E. Pearce & Associates, Chairman and Director of Financial Express Corporation since 1990 and since 1988 has been a principal of Pearce-Henry Capital Corp. Prior to 1988 Mr. Pearce was Senior Vice President and a director of E.F. Hutton, Chairman of the Board of Governors of the National Association of Securities Dealers, a Governor of the New York Stock Exchange and a member of the Advisory Council to the United States Securities and Exchange Commission on the Institutional Study of the Stock Markets. Mr. Pearce also is a director of RX Medical Services, Inc., an operator of medical diagnostic facilities and clinical laboratories, InfoPower International, Inc., a software development company and StarBase Corporation, a software development company, and United Digital Networks, Inc., a provider of voice and data long distance services. Mr. Pearce is a graduate of the University of South Carolina (B.A. 1953) and attended the Wharton School of Investment Banking at the University of Pennsylvania.

         Lt. Gen. Harry E. Soyster (Ret.) has been a director since January 1995. He is currently Director of Washington Operations and Vice President of International Operations of Military Professional Resources, Incorporated. From 1988 until his retirement in 1991, Lieutenant General Soyster (Ret.) was the Director of the United States Defense Intelligence Agency. Prior to that time, he was Commander of the United States Army Intelligence and Security Command and a Deputy Assistant Chief of Staff for Intelligence, Department of the Army. Lieutenant General Soyster (Ret.) is a graduate of the United States Military Academy at West Point (B.S. 1957), Penn State University (M.S. 1963), the University of Southern California (M.S. 1973) and the National War College
(1977).

         Dr. Edwin Vogt was appointed a director on September 28, 1998 and has been a consultant since 1996. Mr. Vogt joined IBM in 1961 as Development Programmer and worked in the fields of hardware development, holding 28 patents, as well as software development. As manager he was responsible for hardware projects (IBM /360, /370, 433x) as well as various software projects (a.o. voice recognition products) before being appointed Director as manager of several Hardware and Software Product Development Laboratories. As IBM Software Group Executive he held the worldwide responsibility for the development and marketing of IBM Workflow products and Reengineering tools until retiring from IBM end of 1995. In early 1996 he was appointed Director for the SBS association (Softwarezentrum Boeblingen / Sindelfingen e.V.) and, since then, has grown this center to 39 member companies with over 200 experts, predominantly working in high-growth areas such as Internet, Workflow, Process Automation, Multimedia. Dr. Vogt is a graduate of the University of Stuttgart with an M.S. in Electrical Engineering and Mathematics in Theoretical Electrical Engineering.


Current Class III Directors

         George Allen, Esq. is a partner of the law firm of McGuire Woods Battle & Boothe, LLP. Mr. Allen was Virginia's 67th governor from 1994-1998, during which period state taxes were cut by $1 billion, $14 billion in new investments were made in the state resulting in 300,000 net new private sector jobs. Mr. Allen's term in office also was noted for comprehensive reforms in primary and secondary education, the abolition of parole, reform of the juvenile justice systems and the replacement of the welfare system with reforms which promote work ethic and personal responsibility. Prior to serving as Governor of Virginia, Mr. Allen was a member of the U.S. House of Representatives in 1991 and a member of the Virginia House of Delegates from 1983-1991.

Mr. Allen is a member of the Board of Directors of Commonwealth Biotechnology, Inc. Mr. Allen is a graduate of the University of Virginia at Charlottesville (B.A. 1974), with distinction, and received his law degree from the University of Virginia at Charlottesville (J.D. 1977).


         Edward G. Newman has been our President since March 1993, Chief Executive Officer and Chairman of the Board of Directors since December 1994, and a director since 1990. Mr. Newman served as our Treasurer from 1993 to 1994. From 1984 to 1992 Mr. Newman was President of ElectroTech International Corporation, a software consulting firm. From 1973 to 1981 Mr. Newman was employed by Xerox Corporation in several management positions in office systems strategy, legal systems and international financial systems. Mr. Newman served with the Central Intelligence Agency from 1966 to 1972. Mr. Newman also has been an Executive Vice President of Tech International since 1990, and a director and Chief Executive Officer of Tech Virginia since 1994. See "Certain Transactions." Mr. Newman is a graduate of the University of Maryland (B.A. 1971) and the University of New Haven (M.B.A. 1984). Mr. Newman is the brother of Steven A. Newman, M.D., a director of our company.

         Steven A. Newman, M.D. has been a director since January 1995, a consultant since January 1996 and Vice Chairman of the Board of Directors since August 1997. See "Business - Employees and Consultants." Dr. Newman was our Executive Vice President and Secretary from December 1994 through October 1995. Dr. Newman also provides business, management and administrative consulting services to various medical and business groups. Dr. Newman was President and Chief Executive Officer of Fed American, Inc., a mortgage banking firm, from 1988 to 1991. Dr. Newman has been a director of Tech Virginia since 1994. See "Certain Transactions." Dr. Newman is a graduate of Brooklyn College (B.A. 1967) and the University of Rochester (M.D. 1972). Dr. Newman is the brother of Edward
G. Newman, our President, Chief Executive Officer and Chairman of the Board of Directors.

         James J. Ralabate, Esq. has been a director since January 1995 and served as our Secretary until August 1997. Mr. Ralabate has been in the private practice of patent law since 1982. Prior to that time, Mr. Ralabate was General Patent Counsel for Xerox Corporation, responsible for worldwide patent licensing and litigation, and an examiner for the Patent Office. Mr. Ralabate is our intellectual property counsel and is a graduate of Canisius College (B.S. 1950) and The American University (J.D. 1959).

         All directors hold office until the third annual meeting of shareholders following their election or until their successors are elected and qualified. Officers are appointed to serve at the discretion of the Board of Directors. We have three committees, Compensation, Auditing and Nominating.

         The functions of the Audit Committee include:

         o the nomination of independent auditors for appointment by the Board;
         o meeting with the independent auditors to review and approve the scope of their audit engagement;
         o meeting with our financial management and the independent auditors to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition; and
         o reporting to the Board periodically with respect to such matters.

         The Audit Committee currently consists of Keith P. Hicks, Dr. Steven A. Newman and Phillip E. Pearce.

         The function of the Compensation Committee is to review and recommend to the Board of Directors the appropriate compensation of executive officers and to administer the 1996 Omnibus Stock Incentive Plan and the 1997 Stock Incentive Plan. The Compensation Committee currently consists of Dr. Steven A. Newman, Lt. Gen. Harry E. Soyster (Ret.) and Martin Eric Weisberg, Esq.

         The function of the Nominating Committee is to select and recommend to the Board of Directors appropriate candidates for election to the Board of Directors. The Nominating Committee currently consists of Dr. Steven A. Newman, Lt. Gen. Harry E. Soyster (Ret.) and Martin Eric Weisberg, Esq.

         We also have an Advisory Board which was established to provide council and support to the Board of Directors. The members of the Advisory Board are appointed by the Board of Directors. Its members currently include:


         Lawrence Berk is currently Senior Managing Director of Brill Securities. He has been a money manager and has structured and advised companies on financings and strategic planning, having held executive positions with various investment banking firms, including Oppenheimer & Co. where he was a partner. Mr. Berk has also held many leadership roles in the entertainment business. He served as a member of the Board of the Actors Studio for 15 years where he produced plays; he was a founding Chairman of the Veterans Ensemble Theatre, a group of writers, actors and directors from the Vietnam war; he was on the Board of the Association of American Dance Companies; and he was a trustee of the Manhattan Theatre Club. Mr. Berk is a member of the Financial Investment Analyst Association and the Regional Investment Bankers Association.

         Wayne Coleson is at present and since 1994 has been the President and a Director of Avalon Capital, Inc., a Director of Settondown Capital International, Ltd. and a Director of Manchester Asset Management, Ltd., each of which is an investment company which invests in and structures private placement transactions. Mr. Coleson is a founder of all three companies. During the last three years Mr. Coleson completed over 75 transactions resulting in $500 million of investments. Prior to these activities Mr. Coleson was affiliated with Shoreline Pacific Institutional Finance, Laffer-Warren Investment Brokers and Lehman Brothers, during which period Mr. Coleson had extensive roles in structuring, evaluating, negotiating and raising capital for small to micro-cap companies in the United States and Europe. Mr. Coleson graduated from the University of Georgia in 1985 with a B.A. in Political Science.


         Dr. Andrew Heller has been an advisor to the Board of Directors since 1995. Since 1989 Dr. Heller has been Chairman and Chief Executive Officer of Heller Associates, a consulting firm to high technology companies. From 1990 to 1993 Dr. Heller was Chairman and Chief Executive Officer of Hal Computer Systems, Inc., a software and hardware systems development company. From 1966 to 1989 Dr. Heller was employed by IBM (where he was the youngest person ever to be selected as an IBM Fellow) in a variety of positions including Corporate Director of Advanced Technology Systems, member of the Executive Committee on Technology, member of the Technical Review Board, and General Manager, Advanced Workstation Independent Business Unit. While at IBM, Dr. Heller created and ran the business unit that created the AIX (UNIX) operating system for IBM and the RISC RS/6000 family of workstations and servers, from which the current Power PC was developed. Dr. Heller is a director of Rambus, Inc., Cross/Z, Inc., Network Translation, Inc., EPR, Inc., Eco Instrumentation, Inc. and UDI Software, Inc. We have a three-year consulting agreement with Dr. Heller whereby he provides us with strategic planning, business management, strategic product development and market and financial introduction services.


         Maarten Heybroek has been an advisor to the Board of Directors since 1992. Since 1986, Mr. Heybroek has been employed by Citibank, as Chief of Staff and Controller for consumer banking activities in Central Europe and, most recently, as Director, Compliance and Risk Management for Citibank's United States consumer banking operations. Prior to that time, Mr. Heybroek was Director, Finance-European Operations and then Director, Corporate Finance for Intergraph Corporation, a publicly-traded computer hardware and software firm, and with Xerox Corporation in a variety of financial and management positions. Mr. Heybroek is a graduate of Pace University.

         Vice Admiral  Stephan F. Loftus  (ret.)  retired from the United States
Navy in May of 1994. Prior to that he served as the Deputy Chief of Naval Operations (Logistics). Vice Admiral Loftus held previous positions with the U.S. Navy as Commander, Fleet Air Mediterranean; Director, Office of Budget and Reports; and Director, Office of Program Appraisal. Vice Admiral Loftus presently serves as Executive Vice President of Quarterdeck

Investment Partners, Inc. (specializing in merger/acquisitions) and The Spectrum Group (a strategic planning group). He consults for Lockheed Martin Corporation, SAIC, Johns Hopkins University - Applied Physics Lab, Systems Planning Corporation, and Global Planning Corporation. He is on the Board of Directors of AMSEC, Inc. and LLD, Inc., and serves as a member of the Logistics Panel for the Defense Science Board. Also, Admiral Loftus serves as the Chairman of the Board of Trustees at NMCCG Foundation.

         General Richard H. Thompson (ret.) retired from the U.S. Army in 1987 after 43 years of service. His last assignment was as the Commander of the U.S. Army Material Command, an organization of 132,000 personnel at 171 locations worldwide with an annual budget in excess of $35 billion. Since his retirement, General Thompson has served on the Board of Directors of several companies, has consulted with many others, and has participated as a member of several Study Groups for the National Academy of Sciences and the House of Representatives. He is currently the Chairman and Chief Executive Officer and actively engaged in the operations of three companies he has established: Thompson Delstar Inc., TMI Asia, and TDIS.

                             EXECUTIVE COMPENSATION

         The following sets forth the annual and long-term compensation of certain of our executive officers for services in all capacities (i) for the fiscal year ended December 31, 1997, for the fiscal year ended December 31, 1996, for the nine month transitional year ended December 31, 1995 and the fiscal year ended March 31, 1995 of Edward G. Newman, President, Chief Executive Officer and Chairman of the Board of Directors, and (ii) for the fiscal years ended December 31, 1997 and December 31, 1996, and for the transitional year dated December 31, 1995 and the fiscal years ended March 31, 1995 of John P. Moynahan, former Senior Vice President, Chief Financial Officer, Treasurer and director. Mr. Moynahan resigned from his various positions with our organization effective June 3, 1998. None of our other officers received annual salary and bonus exceeding $100,000 during the relevant periods.



                                                                                    Long Term
                                                                                   compensation
                                                                                    awards(1)
                                                       Annual compensation (1)    --------------
  Name and                                         ----------------------------       Options          All other
principal position                      Year          Salary            Bonus        (Shares)        compensation
------------------                     ---------   --------------      -------    --------------   ----------------

Edward G. Newman                           1997         $211,211(1)       $- 0 -         - 0 -          $43,600 (2)
President and Chief Executive Officer      1996         $149,635(1)       $- 0 -         - 0 -             $- 0 -
  and Chairman of the Board of             1995*        $112,500          $- 0 -         - 0 -             $- 0 -
  Directors                                1995         $ 68,750          $- 0 -         - 0 -             $- 0 -

John F. Moynahan                           1997         $142,083          $- 0 -         - 0 -          $15,465 (2)
Senior Vice President, Chief Financial     1996         $139,688          $- 0 -         - 0 -             $- 0 -
  Officer and Treasurer
                                           1995*        $105,000          $- 0 -         - 0 -             $- 0 -
                                           1995         $ 64,167          $- 0 -     200,000               $- 0 -

-----------------
*   Transitional year ended December 31, 1995.

(1)      Compensation  does not include (i) $50,000 and $50,084  paid to Frances
         C. Newman, wife of Edward G. Newman in 1997 and 1996, respectively, and
         (ii)$87,314 paid by Tech of Virginia in 1997 and 1996, as payment of accrued salaries and expenses.

(2)      Includes  payment  of  non-accountable  expense   allowances   and  car
         allowances.

Options/SAR Grants in Last Fiscal Year

         We granted the following stock options to our executive officers and directors during fiscal 1997. All such options are exercisable to purchase shares of Common Stock.

                                               Percent of total
                               Options        options granted to    Exercise or
                               granted        officers/directors    base price
Name                          (shares)              in year         ($/Share)       Expiration date
-----                        ---------------   ------------------   -------------- ----------------------

Steven A. Newman                  50,000              18.5%             $2.6125     January 2, 2007
                                  60,000              22.2%             $2.8125     August 28, 2007
Eugene J. Amobi                   10,000              3.7%              $2.8125     August 28, 2007
Keith P. Hicks, Esq.              10,000              3.7%              $2.8125     August 28, 2007
Phillip E. Pearce                 10,000              3.7%              $2.8125     August 28, 2007
James J. Ralabate, Esq.           10,000              3.7%              $2.8125     August 28, 2007
Lt. Gen. Harry E. Soyster         10,000              3.7%              $2.8125     August 28, 2007



                                               Percent of total
                               Options        options granted to    Exercise or
                               granted        officers/directors    base price
Name                          (shares)              in year         ($/Share)       Expiration date
-----                        ---------------   ------------------   -------------- ----------------------

Kaz Toyosato                     50,000           18.5%              $2.8125        August 28, 2007
Martin Eric Weisberg, Esq.       50,000           18.5%              $1.6875        August 28, 2007
                                 10,000           3.7%               $2.8125        August 28, 2007


         Fiscal Year-End Options/Option Values Table.


                                               Number of Securities                   Value of Unexercised
                                          underlying unexercised options              in-the-money options
                                                at fiscal year-end                   at fiscal year-end ($)
                                       ------------------------------------   -------------------------------------
Name                                     Exercisable        Unexercisable        Exercisable        Unexercisable
------                                 ----------------    ----------------   -----------------   -----------------

Steven A. Newman                                110,000             0                   0                   0
Eugene J. Amobi                                  60,000             0                   0                   0
Keith P. Hicks, Esq.                             60,000             0                   0                   0
Phillip E. Pearce                                60,000             0                   0                   0
James J. Ralabate, Esq.                          60,000             0                   0                   0
Lt. Gen. Harry E. Soyster                        60,000             0                   0                   0
Kaz Toyosato                                     50,000             0                   0                   0
Martin Eric Weisberg, Esq.                       60,000             0                   0                   0

         None of the foregoing options were exercisable within 60 days of December 31, 1997.

         We do not have a retirement, pension or profit sharing program for the benefit of our directors, officers or other employees. The Board of Directors may recommend one or more such programs for adoption in the future.

Employment Agreements

         We have an employment agreement with Edward G. Newman which has the following terms:

         o    a three-year term through December 31, 1998;
         o initial annual base compensation of $150,000 subject to a minimum annual increase to $198,000 on January 1, 1997 and of at least the annual increase in the United States Consumer Price Index ("CPI") plus two percent annually thereafter;
         o an annual cash bonus in an amount to be determined by the Board of Directors; and o a $2,000,000 life insurance policy payable to his designated beneficiaries.

         Mr. Newman received payments in 1997 for accrued salaries and expenses related to his employment with Tech Virginia and continues to provide services to Tech Virginia without contract at a fixed payment of $1,000 per month with a $650 automobile allowance per month. The employment agreement with Mr. Newman also entitles him to participate in all benefits which we may offer to our executive officers and employees, as a group. We anticipate that such benefits will include an automobile, health insurance and expense reimbursement. The employment agreement automatically renews for an additional three-year term unless terminated in writing by either party on or before October 31, 1998. The employment agreement also provides for termination at the option of Mr. Newman in the event of a change of control (which is defined as Mr. Edward Newman ceasing to serve as either the Chairman of Board of Directors or our President and Chief Executive Officer) and that upon any such termination Mr. Newman is entitled to at least two years of annual compensation under his employment agreement.

         We employ Mr. Toyosato pursuant to a three-year Employment Agreement with a term expiring on March 3, 2000. The Employment Agreement provides for an annual salary of $153,575.23.

Consulting Agreements

         We have a consulting agreement with Dr. Steven Newman dated as of January 1, 1996, as amended January 1, 1997. Pursuant to the Consulting Agreement, Dr. Newman provides consulting services which include the review and assistance in the preparation of our business strategies, assisting with the recruitment and hiring of key executives and provide advice regarding financing, contracting, management, overseas operations, strategic alliances and ventures. The annual consulting fee is $150,000 payable on a monthly basis. The Consulting Agreement also provides for additional compensation, as determined by our Compensation Committee, for services by Dr. Newman in connection with the successful completion of financings, mergers, acquisitions, dispositions, joint ventures and other material transactions. The term of the Consulting Agreement is four years terminating on December 31, 2000 unless renewed by the parties.

         In 1996, we entered into a two-year consulting agreement with Victor J. Lombardi whereby Mr. Lombardi agreed to provide business development and marketing services to us in exchange for warrants which entitle Mr. Lombardi to purchase 100,000 shares of Common Stock at $6.00 per share through December 31, 1999. For the year ended December 31, 1997, we recorded $125,489 in expense connected with the issuance of these warrants.

Compensation of Directors

         We do not pay or accrue salaries or consulting fees to outside directors for each board or committee meeting attended. While it is our intention to establish such payments eventually, we do not currently anticipate doing so. Any payments when implemented will be comparable to those made by companies of similar size and stage. Directors receive a grant of options for 50,000 shares of Common Stock upon election to the Board of Directors. They are also entitled to receive a grant of options to purchase 10,000 shares of Common Stock which vests at the end of such year of service for each full year of service. We commenced this practice with those directors who were elected at the 1997 Annual Meeting, We adopted an Omnibus Stock Incentive Plan and the 1997 Stock Incentive Plan in which directors are eligible to participate. See "Executive Compensation - Omnibus Stock Incentive Plan; -- 1997 Stock Incentive Plan." We have a consulting agreement with Steven A. Newman.
See "Executive Compensation --Consulting Agreements."

Omnibus Stock Incentive Plan

         The Board of Directors adopted the 1996 Omnibus Stock Incentive Plan (the "1996 Incentive Plan") effective January 1, 1996. The 1996 Incentive Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options, stock appreciation rights ("SARs") and grants of shares of Common Stock subject to certain restrictions ("Restricted Stock") up to a maximum of 650,000 shares to officers, directors, employees and others. Incentive Stock Options can be awarded only to our employees. No options, SARs or restricted stock ("Restricted Stock") may be granted under the 1996 Incentive Plan subsequent to December 31, 2006. To date, we have granted options to purchase all of the 650,000 shares of Common Stock reserved for issuance under the 1996 Incentive Plan.

         The Compensation Committee administers the 1996 Incentive Plan (subject to the authority of the full Board of Directors). The Board of Directors determines the terms and conditions of the options, SARs and Restricted Stock granted under the 1996 Incentive Plan, including the exercise price, number of shares subject to the option and the exercisability thereof. Dr. Steven A. Newman, Lt. Gen. Harry E. Soyster (Ret.) and Martin Eric Weisberg, Esq. currently are the members of the Compensation Committee.

         The exercise price of all Incentive Stock Options granted under the 1996 Incentive Plan must equal at least the fair market value of the Common Stock on the date of grant. In the case of an optionee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock ("Substantial Stockholders"), the exercise price of Incentive Stock Options must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonqualified stock options granted under the 1996 Incentive Plan shall be determined by the Compensation Committee. The term of any Incentive Stock Option granted under 1996 the Incentive Plan may not exceed ten years, or, for Incentive Stock Options granted to Substantial Stockholders, five years. The 1996 Incentive Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

         The  1996  Incentive  Plan  provides  the  Board  of  Directors  or the
Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or relationship, all options terminate and no longer are exercisable unless termination is due to death or disability, in which case the options are exercisable within one year of termination. The Compensation Committee has granted extensions of the period before which options may be exercised for certain terminated employees.

         The 1996 Incentive Plan provides that upon a change in control, all previously granted options and SARs immediately shall become exercisable in full and all Restricted Stock immediately shall vest and any applicable restrictions shall lapse. The 1996 Incentive Plan defines a change of control as the consummation of a tender offer for 25% or more of our outstanding voting securities, our merger or consolidation into another corporation less than 75% of the outstanding voting securities of which are owned in aggregate by our stockholders immediately prior to the merger or consolidation, the sale of substantially all of our assets other than to a wholly-owned subsidiary, or the acquisition by any person, business or entity other than by reason of inheritance of over 25% of our outstanding voting securities. The change of control provisions of the 1996 Incentive Plan may operate as a material disincentive or impediment to the consummation of any transaction which could result in a change of control.

         The 1996 Incentive Plan provides the Board of Directors or the Compensation Committee discretion to grant SARs in connection with any grant of options. Upon the exercise of a SAR, the holder shall be entitled to receive a cash payment in an amount equal to the difference between the exercise price per share of options then exercised by him and the fair market value of the Common Stock as of the exercise date. The holder is required to exercise options covering the number of shares, which are subject to the SAR so exercised. SARs are not exercisable during the first six months after the date of grant, and may be transferred only by will or the laws of descent and distribution.

         The 1996 Incentive Plan also provides the Board of Directors or the Compensation Committee discretion to grant to key persons shares of Restricted Stock subject to certain limitations on transfer and substantial risks of forfeiture.

1997 Stock Incentive Plan


         The Board of Directors adopted the 1997 Stock Incentive Plan (the "1997 Incentive Plan") on April 10, 1997. The 1997 Incentive Plan provides for the granting of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options, SARs and grants of shares of Common stock subject to certain restrictions (collectively, "Awards") up to a maximum of 1,650,000 shares to officers, directors, key employees and others. Incentive Stock Options can be awarded only to employees at the time of the grant. No ISO may be granted under the 1997 Incentive Plan after April 9, 2007.

         The Compensation Committee administers the 1996 Incentive Plan (subject to the authority of the full Board of Directors). The Board of Directors determines the terms and conditions of the Awards granted under the 1997
Incentive Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

         The exercise price of all Incentive Stock Options granted under the 1997 Incentive Plan must equal at least the fair market value of the Common Stock on the date of grant. In the case of Substantial Stockholders, the exercise price of Incentive Stock Options must be at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonqualified stock options granted under the 1997 Incentive Plan shall be determined by the Compensation Committee. The term of any Incentive Stock Option granted under the 1997 Incentive Plan may not exceed ten years, or, for Incentive Stock Options granted to Substantial Stockholders, five years. The 1997 Incentive Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.


         The 1997 Incentive Plan provides the Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment or relationship, options may be exercised only to the extent exercisable on the date of such termination (within three months), but not thereafter, unless termination is due to death or disability, in which case the options are exercisable within one year of termination.


         The 1997 Incentive Plan provides the Committee discretion to grant SARs to key employees, consultants and directors. Promptly after exercise of a SAR the holder shall be entitled to receive in chase, by check or in shares of Common Stock, an amount equal to the excess of the fair market value on the exercise date of the shares of Common Stock as to which the SAR is exercised over the base price of such shares, which shall be determined by the Committee


         The 1996 Incentive Plan also provides the Compensation Committee discretion to grant to key persons shares of restricted stock subject to certain contingencies and restrictions as the Committee may determine.

         As of December 31, 1997 we had granted a total of 1,627,430 options. Each of the outstanding options has an exercise price at least equal to the fair market value of the Common Stock on the date of grant with the exception of 80,000 shares which are subject to acquisition by one of our officers and 20,000 shares which are subject to acquisition by one of our employees at $0.0l per share over the period 1995 through 1999. As of December 31, 1997, we had no SARs outstanding and we had made one grant of Restricted Stock of 10,000 shares of Common Stock to a former officer.


Escrowed Shares


         As a condition to our initial public offering, Royce Investment Group, the Representative of the several underwriters (the "Representative"), required certain of our stockholders to deposit a total of 1,800,000 shares of Common Stock in escrow pursuant to an escrow agreement with Continental Stock Transfer & Trust Company, the escrow agent and the Representative. Of such Escrowed Shares, 1,707,210 shares are owned by our officers and directors. The Escrowed Shares are subject to incremental release to the depositing stockholders based upon our total revenues and net earnings (loss) for the 12-month periods ending September 30, 1997, 1998 and 1999. The Escrowed Shares will be released in the amounts set forth below only upon the achievement by the Company of the following Performance Targets:


         o The Escrowed Shares will be released incrementally over a three-year period only in the event our gross revenues and earnings (loss) per share for the 12-month periods ending September 30, 1997, 1998 and 1999 equal or exceed the following gross revenue and earnings (loss) per share targets:

         o    300,000   shares  if  we  achieve  gross   revenues  of  at  least
              $20,000,000 and a net loss, if any, not in excess of $500,000 for the 12 months ending September 30, 1997;

         o    750,000   shares  if  we  achieve  gross   revenues  of  at  least
              $45,000,000, and earnings per share of at least $1.00 for the 12 months ending September 30, 1998; and

         o

              750,000   shares  if  we  achieve  gross   revenues  of  at  least
              $90,000,000 and earnings per share of at least $1.25 for the 12 months ending September 30, 1999.


         o If such per share targets are not met in any of the relevant 12-month periods and the price of the Common Stock does not meet or exceed agreed upon price levels, certain amounts of the Escrowed Shares will be returned to us for each period and canceled.

         o All the Escrowed Shares will be released to the stockholders if the closing price of the Common Stock as reported on The Nasdaq SmallCap Market following this offering equals or exceeds $11.00 for 25 consecutive trading days or 30 out of 35 consecutive trading days during the period ending September 30, 1999.

         The difference between the initial offering price and the market value (at the time of release) of any Escrowed Shares released will be deemed to be an additional compensation expense. Such expense, depending on the price per share, may have the effect of reducing or eliminating any earnings per share and could have a negative effect on the market price for our Common Stock.

         We did not meet the targets for escrow release for September 30, 1997 and September 30, 1998. As a result, 300,000 and 750,000 shares, respectively, were canceled from the escrow pool resulting in a reduction of 2.1% and 3.6% of our outstanding shares of Common Stock.

         The earnings per share calculation will be based on the fully diluted earnings per share, but excluding shares issued pursuant to the Unit Purchase Option granted to the Representative, extraordinary items, or any compensation expense charged related to the release of the Escrowed Shares. We, in consultation with our independent auditors, weill make the determination of earnings per share in accordance with generally accepted accounting principles. Our determination will be based on our financial statements filed pursuant to the Securities Exchange Act of 1934, as amended. Escrowed Shares are not transferable or assignable although they may be voted by the holder.

         The Performance Targets and the Nasdaq Price Target were determined the result of our negotiations with the Representative and do not imply or predict our future performance.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth as of September 24, 1998, certain information regarding the ownership of our voting securities by each stockholder known to us to be (i) the beneficial owner of more than 5% of our outstanding Common Stock, (ii) the directors, (iii) the executive officers named in the Summary Compensation Table herein under "Executive Compensation" and (iv) all executive officers and directors as a group. We believe that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.




                                       Amount of Shares
Name(1)                                 Beneficially                Percentage Owned                          Percentage Owned
------                                 -----------------            -----------------

Edward G. Newman ..................        3,771,721 (2)                   18.0%
Dr. Steven A. Newman...............        1,683,897 (3)                   8.0%
George Allen.......................                ----                      *
Eugene J. Amobi....................          360,000 (4)                   1.7%
Keith P. Hicks, Esq................          414,171 (4)                   2.0%
Phillip E. Pearce..................           60,000 (4)                     *
James J. Ralabate, Esq.............          108,121 (4)                     *
Jacques Rebibo.....................          197,500 (5)                     *
Lt. Gen. Harry E. Soyster (Ret.)...           84,061 (4)                     *
Kaz Toyosato ......................           50,000 (6)                     *
Martin Eric Weisberg, Esq..........           60,000 (4)                     *
Officers and directors (13 persons)        7,135,556 (7)                     %



(1) The address for Mr. Edward G. Newman and Dr. Steven A. Newman is 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033; the address for Mr. Allen is 1 James Center, 901 East Cary Street, Richmond, Virginia 23219; the address for Mr. Amobi is 100 Jade Drive, Wilmington, Delaware 19810; the address for Mr. Hicks is 4121 Roberts Road, Fairfax, Virginia 22032; the address for Mr. John P. Moynahan is 12303 Blair Ridge Road, Fairfax, Virginia 22033; the address for Mr. Pearce is 6624 Glenleaf Court, Charlotte, North Carolina 28270; the address for Mr. Ralabate is 5792 Main Street, Williamsville, New York 14221; the address for Mr. Rebibo is 7216 Dulany Drive, McLean, Virginia 22101; the address for Lt. Gen. Soyster (Ret.) is 1201 E. Abingdon Drive, Suite 425, Alexandria, Virginia 22314; the address for Mr. Toyosato is Kita-Shinagawa 5-12-6, Wakabayashi Bldg. 2F, Shinagawa-Ku, Tokyo Japan 141-0001; and the address for Mr. Weisberg is 1211 Avenue of the Americas, New York, New York 10036.

(2) Excludes 200,000 shares of Common Stock beneficially owned by an irrevocable trust for Mr. Newman's children and 747,753 shares of Common Stock beneficially owned by Mr. Newman's wife, Francis C. Newman. Mr. Newman disclaims beneficial ownership of all such shares.

(3) Includes 110,000 shares of Common Stock issuable upon exercise of currently exercisable options. Excludes 100,000 shares of Common Stock beneficially owned by a trust for the benefit of Dr. Newman's children and 57,800 shares of Common Stock owned by a trust for the benefit of two relatives of Dr. Newman. Dr. Newman disclaims beneficial ownership of such shares.

(4) Includes 60,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(5) Mr. Rebibo served as a director through August 28, 1997. His holdings include 10,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(6) Includes 50,000 shares of Common Stock issuable upon exercise of currently exercisable options.

(7) Includes 580,250 shares of Common Stock issuable upon exercise of currently exercisable options. Also includes the holdings of Frances C. Newman and Jeffrey Pagano, two additional key executives who hold, respectively, 797,753 shares of Common Stock (including 50,000 shares of Common Stock issuable upon currently exercisable options) and 250 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Please note that we did not secure an independent determination of the fairness and reasonableness of the transactions and arrangements described below. In each instance the disinterested directors (either at or following the time of the transaction) reviewed and approved the fairness and reasonableness of the terms of the transaction. We believe that each transaction was fair and reasonable to us and on terms at least as favorable as could have been obtained from non-affiliates. Transactions between any corporation and its officers and directors are subject to inherent conflicts of interest.

Tech International and Tech Virginia

         Since December 1992, we have maintained various business relationships with Tech International and since 1994, with Tech Virginia. Tech International operates a computer software and consulting business. Until December 30, 1994, Tech International's Virginia operations were conducted through its Virginia business unit. In December 30, 1994, Tech International spun-off the Virginia business unit (the "Spin-Off") as Tech Virginia. Edward G. Newman, a principal stockholder, director and our Chairman, President and Chief Executive Officer and Steven A. Newman and Eugene J. Amobi, directors, were the stockholders, and continue as officers and directors of Tech Virginia. Eugene J. Amobi is the sole director and stockholder of Tech International.

Management Personnel Agreements with Tech Virginia

         Messrs. Edward G. Newman, Steven A. Newman and Eugene Amobi each had employment agreements with Tech Virginia under which each of them was entitled to a salary and was eligible to receive certain bonuses. The agreements with Messrs. Edward G. Newman and Steven A. Newman required each of them to devote only reasonable time and attention to Tech Virginia, provided their activities for Tech Virginia did not interfere with their obligations to our company. Upon our acquisition of Tech Virginia, such employment agreements were terminated by agreement with Messrs. Newman, Newman, and Amobi. Messrs. Newman, Newman and Amobi have continued to provide services to Tech Virginia since the acquisition without contract but under similar terms and conditions as their terminated agreements.

         During fiscal 1997, we accrued, but did not pay, approximately $97,800, respectively, in salaries and automobile allowances payable to Eugene Amobi, a director, for services provided to Tech Virginia. As of December 31, 1997, the total amount accrued and owed for such items to Mr. Amobi was approximately $215,000, which was reduced by $25,000 paid to an entity affiliated with Mr. Amobi after December 31, 1997.

Consulting Agreement

         We have a consulting agreement with Steven A. Newman. See "Executive Compensation - Consulting Agreements."

Legal Services

         James J. Ralabate, Esq. was paid $68,031 and $275,548 in fees and disbursements for legal services rendered to us during fiscal 1996 and fiscal 1997, respectively.

         Parker Chapin Flattau & Klimpl, LLP, the law firm where Martin Eric Weisberg, Esq. is a partner, was paid $5,179 and $137,346.15 in fees and disbursements for legal services rendered to us during fiscal 1996 and fiscal 1997, respectively.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of a substantial number of shares of our Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Of the 23,621,583 shares of Common Stock that will be outstanding or registered for sale upon the completion of this offering, 22,391,426 will be freely tradeable without restriction or further registration under the Securities Act. This includes:

         o     19,250,246   shares of  Common   Stock   which   are   issued and
               outstanding;
         o 141,700 unissued shares of Common Stock registered in connection with the Series C Preferred Stock,
         o 899,480 unissued shares of Common Stock registered in connection with the April 1998 Equity Line of Credit Private Placement; and
         o the 2,100,000 unissued shares of Common Stock registered in connection with the Financing Arrangement.

         The remaining 1,014,140 shares include 750,000 shares of Common Stock which are "Escrowed Shares" (see "Executive Compensation -- Escrowed Shares") and are subject to incremental release over a one-year period if certain share targets are met, and 480,157 shares of the Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. The restricted shares may be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. In the absence of any agreement to the contrary, the outstanding restricted Common Stock could be sold in accordance with one or more other exemptions under the Securities Act (including Rule 144). Rule 144, as amended, permits sales of restricted securities by any person (whether or not an affiliate) after one year, at which time sales can be made subject to the Rule's existing volume and other limitations and by non-affiliates without adhering to Rule 144's existing volume or other limitations after two years. Future sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the price of the shares in any market that may develop for the trading of such shares.

                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, there are 20,752,729 shares of Common Stock and 281 shares of Series C Preferred Stock issued and outstanding. We have reserved 6,827,952 shares of Common Stock for issuance pursuant to outstanding options and warrants.

Common Stock

         The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Certificate of Incorporation and By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are fully-paid and nonassessable.

Preferred Stock

         The Board of Directors has the authority, without further stockholder approval, to issue up to 6,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

         Series C Preferred Stock

         On May 15, 1998, the Board of Directors authorized the issuance of a series of Preferred Stock consisting of 375 shares (the "Series C Preferred Stock"), each such share of Series C Preferred Stock has a stated value of $1,000 (the "Liquidation Preference"), pursuant to a Certificate of Designation (the "Certificate of Designation").

         Dividends. The holders of the shares of Series C Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends at the rate of five percent of the stated Liquidation Preference per share per annum, and no more, payable, at the discretion of the Board of Directors, in Common Stock or cash. Dividends accrue on each share of Series C Preferred Stock from the date of initial issuance. Such dividends are in preference to any distributions on any outstanding shares of our Common Stock or any other of our equity securities that are junior to the Preferred Stock as to the payment of dividends.

         Conversion Rights. The holders of Series C Preferred Stock shall have conversion rights as follows: (i) no shares of Series C Preferred Stock may be converted prior to August 15, 1998; (ii) at any time after August 15, 1998 through November 14, 1998, up to twenty-five (25%) percent of the shares of Series C Preferred Stock then outstanding may be converted, at the option of the holders thereof; and (iii) thereafter, on November 15, 1998, February 15, 1999 and May 15, 1999, an additional twenty-five (25%) percent of the shares of Series C Preferred Stock then outstanding may be converted, on a cumulative and pro rata basis, at the option of the holders thereof. The number of shares of fully-paid and nonassessable Common Stock into which each share of

Series C Preferred Stock may be converted shall be determined by dividing the Liquidation Preference by an amount (the "Conversion Price") equal to the lesser of (A) 100% of the average closing bid price of the Common Stock as reported on the Nasdaq SmallCap Market or any successor exchange in which the Common Stock is listed for the five trading days preceding the date on which the holder of the Series C Preferred Stock has telecopied a notice of conversion to us (the "Conversion Date") and (B) $4.00.

         On May 15, 2000, the holders of the Series C Preferred Stock will be required to convert all of their outstanding shares of Series C Preferred Stock into shares of Common Stock. Until converted, we will be entitled to redeem shares of Series C Preferred Stock in accordance with the Certificate of Designation, regardless of whether or not we received a notice of conversion with respect to such shares.

         We will at all times when any shares of Series C Preferred Stock are outstanding, reserve and keep available out of our authorized but unissued stock, such number of shares of Common Stock as, from time to time, will be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock.

         Redemption. At any time after May 15, 1998, we may redeem up to 100% of the outstanding shares of the Series C Preferred Stock at the applicable redemption price, provided, that (x) we have received a notice of conversion, and (y) the Conversion Price is below $3.40. We will give written notice by telecopy, to the holders of Series C Preferred Stock to be redeemed at least one business day after receipt of the notice of conversion prior to the date specified for redemption (the "Redemption Date"). Such notice will state the Redemption Date, the Redemption Price (as hereinafter defined), the number of shares of Series C Preferred Stock of such holders to be redeemed and shall call upon such holders to surrender to us on the Redemption Date at the place designated in the notice such holders' redeemed stock.

         We have the option to redeem all or a portion of all the outstanding shares of Series C Preferred Sock at a cash price equal to $3.40 multiplied by the number of shares the Series C Preferred Stock would convert into on the date of redemption.

         Voting Rights. Except as otherwise required by law, the holders of the Series C Preferred Stock are not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

         Status. In case any outstanding shares of Series C Preferred Stock shall be redeemed, the shares so redeemed shall be deemed to be permanently canceled and shall not resume the status of authorized but unissued shares of Series C Preferred Stock.

         Other Designations of Preferred Stock

         As of the date of this Prospectus, we have not designated any shares of Preferred Stock other than the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. There are no other shares of Preferred Stock outstanding, and we have no plans to issue any other shares of Preferred Stock.

Transfer Agent and Registrar

         Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our Common Stock and the Redeemable Warrants.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

         As a Delaware corporation, we are subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"), which regulates large accumulations of shares, including those made by tender offers. Section 203 may have the effect of significantly delaying a purchaser's ability to acquire our organization if such acquisition is not approved by the Board of Directors.

         In general, Section 203 prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (defined below) with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of Section 203, the term "Business Combination" is defined broadly to include mergers and certain other transactions with or caused by the Interested Stockholder, sales or other dispositions to the Interested Stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or our outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the Interested Stockholder (except for transfers in a conversion or exchange or a pro-rata distribution or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the Interested Stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on Business Combinations by Section 203 does not apply if:

         (a) prior to the date on which a stockholder becomes an Interested Stockholder, the Board of Directors approves either the Business Combination or the transaction that resulted in the person becoming an Interested Stockholder,

         (b) the Interested Stockholder owns 85% of the corporation's voting stock upon consummation of the transaction that made him or her an Interested Stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

         (c) on or after the date a person becomes an Interested Stockholder, the Board of Directors approves the Business Combination, and it is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the Interested Stockholder.

         Under Section 203, the restrictions described above do not apply if, among other things, the corporation's original certificate of incorporation contains a provision electing not to be governed by Section 203. Our Certificate of Incorporation does not contain such a provision. The restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

                              PLAN OF DISTRIBUTION

         We will issue the shares of Common Stock we are registering directly to the Investor in connection with the Financing Arrangement. See "Financing Arrangement."

         The subsequent distribution of such Shares by the Investor may be effected from time to time in one or more of the following transactions:

         o on any U.S. securities exchange on which our Common Stock may be listed at the time of such sale;
         o in the over-the-counter market;
         o in transactions other than on such exchanges or in the over-the-counter market;
         o in connection with short sales;
         o in a combination of any of the above transactions.


         The Investor may may offer its shares of Common Stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The Investor may use broker-dealers to sell its shares of Common Stock. If this happens, broker-dealers will either receive discounts or commission from the Investor, or they will receive commissions from purchasers of shares of Common Stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus.

         The Investor and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the Shares may be deemed to be underwriters. As such, any commissions or profits they receive on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the Investor with respect to the offer or sale of the Shares pursuant to this Prospectus.

         To the extent required under the Securities Act, we will file a supplemental prospectus to disclose (a) the name of any such broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         We will receive proceeds from the draw downs, the Call Options, if any, and the exercise of the Warrants issued pursuant to the Financing Agreement. We will use such proceeds for general corporate purposes.

         The Subscription Agreement for the Financing Arrangement has reciprocal indemnification provisions against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact. We have agreed to bear customary expenses incident to the registration of the Shares for the benefit of the Investor in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the Investor.

         We have agreed to keep the Registration Statement relating to the offering and sale of the Common Stock to the Investor continuously effective until the earlier of sale of all the Shares or 12 months.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to our stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an Indemnification Agreement (the "Indemnification Agreement") with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our Certificate of Incorporation or as otherwise permitted under Delaware law. Each Indemnification Agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         We maintain a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary and one of our Directors.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended included in this Prospectus have been so included in reliance on the report dated March 31, 1998, which includes an explanatory paragraph concerning the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants........................................................................        F-2
Consolidated Balance Sheets as of December 31, 1997 and 1996 and June 30, 1998 (unaudited)...............        F-3
Consolidated Statements of Operations for the years ended December 31, 1997 and 1996 and the
   six months ended June 30, 1998 (unaudited) and 1997 (unaudited).......................................        F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996 and
   1997 and the six months ended June 30, 1998 (unaudited)...............................................        F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1996 and the
   six months ended June 30, 1998 (unaudited) and 1997 (unaudited).......................................        F-6
Notes to Consolidated Financial Statements...............................................................        F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Xybernaut Corporation and Subsidiary

   We have audited the accompanying consolidated balance sheets of Xybernaut Corporation and Subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xybernaut Corporation and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company experienced a net loss of $9,479,966 in 1997 and as discussed in Note 1 to the financial statements, is currently negotiating a commitment for an equity placement and a standby equity line. The Company's ability to draw upon this line of credit is contingent upon their ability to file and have the Securities and Exchange Commission declare effective a registration statement for these securities. In the event the Company can draw upon this standby equity line of credit, continuation of the business thereafter is dependent on the Company's ability to achieve a sufficient cash flow to meet its cash requirements. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



PricewaterhouseCoopers LLP

McLean, VA
March 31, 1998




                              XYBERNAUT CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                            ASSETS                                  December 31,     December 31,        June 30,
                                                                        1997             1996              1998
                                                                ---------------- ----------------  ----------------
                                                                                                      (unaudited)

Current assets:

   Cash and cash equivalents                                           $ 952,366     $  6,274,967      $  4,014,723
   Accounts receivable                                                   216,767          427,790           182,363
   Inventories                                                         1,607,781          402,381         1,172,699
   Prepaid and other current assets                                      334,245          197,711           399,883
                                                                ---------------- ----------------  ----------------
       Total current assets                                            3,111,159        7,302,849         5,769,668
                                                                ---------------- ----------------  ----------------
Fixed assets:
   Property and equipment, net                                           505,695          323,828           773,788
                                                                ---------------- ----------------  ----------------
Other assets:
   Patent costs, net                                                     384,422          247,612           414,683
   Tooling costs, net                                                    376,990          106,738           312,368
   Other                                                                 153,351           33,547           163,396
                                                                ---------------- ----------------  ----------------
       Total other assets                                                914,763          387,897           890,447
                                                                ---------------- ----------------  ----------------
       Total assets                                                 $  4,531,617     $  8,014,574      $  7,433,903
                                                                ================ ================  ================
                       LIABILITIES AND
                     STOCKHOLDERS' EQUITY
Current liabilities:
   Notes and loans payable                                              $ 19,530           $7,849                $-
   Accounts payable                                                      429,780          250,944           468,337
   Deferred licensing revenue                                                  -           60,000                 -
   Accrued expenses                                                      908,372          571,742           809,068
                                                                ---------------- ----------------  ----------------
       Total current liabilities                                       1,357,682          890,535         1,277,405
                                                                ---------------- ----------------  ----------------
Long-term liabilities:
   Notes and loans payable                                                     -           44,080                 -
   Deferred licensing revenue                                                  -          190,000                 -
                                                                ---------------- ----------------  ----------------
       Total long-term liabilities                                             -          234,080                 -
                                                                ---------------- ----------------  ----------------
       Total liabilities                                               1,357,682        1,124,615         1,277,405
                                                                ---------------- ----------------  ----------------

Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.01 par value, 6,000,000, 5,000,000
       and 6,000,000 (unaudited), shares authorized in 1997,
       1996 and as of June 30, 1998 3,000 shares designated as
       Series A, for all periods 2,250 shares issued and
       outstanding as of December 31, 1997, no shares issued
       and outstanding 1996 or as of June 30, 1998 (unaudited)
       3,180 shares designated as Series B for all periods, 3,180 shares issued and outstanding as of December 31, 1997,
       no shares issued and outstanding 1996 or as of June 30,
       1998 (unaudited); 375 shares designated as Series C,
       375 shares issued and outstanding as of June 30, 1998
        no shares issued and outstanding;
       for 1997 or 1996                                                4,193,355                -           364,754
Common stock, $.01 par value, 40,000,000, 30,000,000
       and 40,000,000 (unaudited) shares authorized in 1997,
        1996 and as of June 30, 1998, 14,360,515, 14,259,112
        and 20,934,765 (unaudited) shares issued
        and outstanding as of December 31, 1997, 1996 and as of
       June 30, 1998                                                     143,605          142,591           209,348
   Additional paid-in capital                                         17,181,329       15,520,245        27,636,785
   Deferred compensation                                                 (91,511)               -            (9,042)
Accumulated deficit                                                  (18,252,843)      (8,772,877)      (22,045,347)
                                                                ---------------- ----------------  ----------------
       Total stockholders' equity                                      3,173,935        6,889,959         6,156,498
                                                                ---------------- ----------------  ----------------
       Total liabilities and stockholders' equity                   $  4,531,617       $8,014,574   $     7,433,903
                                                                ================ ================  ================


       The accompanying notes are an integral part of the consolidated financial statements.
                                      F- 3




                              XYBERNAUT CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                           Year Ended December 31,                 Six Months Ended June 30,
                                    -------------------------------------   ---------------------------------------
                                          1997                1996                 1998                 1997
                                    ----------------   ------------------   ------------------   ------------------
                                                                               (unaudited)          (unaudited)

Revenue:
   Product sales and leases           $      555,522       $      928,732       $      356,861        $     220,458
   Consulting and license                    257,000              164,609                1,839               30,000
                                    ----------------   ------------------   ------------------   ------------------
       Total revenue                         812,522            1,093,341              358,700              250,458

Cost of sales                              1,225,572            1,081,197              379,476              409,790
                                    ----------------   ------------------   ------------------   ------------------
       Gross profit (loss)                 (413,050)               12,144             (20,776)            (159,332)

Operating expenses:
   Sales and marketing                     3,280,356            1,442,146            1,151,147            1,489,195
   General and administrative              3,518,868            2,158,212            1,617,879            1,885,214
   Research and development                2,350,237            1,773,015            1,010,769            1,196,319
                                    ----------------   ------------------   ------------------   ------------------
       Total operating expenses            9,149,461            5,373,373            3,779,795            4,570,728
                                    ----------------   ------------------   ------------------   ------------------


       Operating loss                    (9,562,511)          (5,361,229)          (3,800,571)          (4,730,060)

Interest income, net                          82,545              122,693                8,067               49,129
                                    ----------------   ------------------   ------------------   ------------------

Net loss                                 (9,479,966)          (5,238,536)          (3,792,504)          (4,680,931)
                                    ----------------   ------------------
Provision for preferred stock
   dividends                                  82,905                    -                2,344                    -
Provision for accretion on
   preferred stock beneficial
   conversion feature                        488,693                    -                    -                    -
                                    ----------------   ------------------
Net loss applicable to holders of
   common stock                       $ (10,051,564)        $ (5,238,536)       $  (3,794,848)       $  (4,680,931)
                                    ================   ==================   ==================   ==================

Per common share (basic and diluted):
Net loss before provisions for
   preferred stock                  $         (0.74)        $      (0.47)       $      (0.22)        $       (0.38)

Total provisions for preferred
   stock                                      (0.04)                   -                   -                    -
                                    ----------------   ------------------   ------------------   ------------------
Net loss applicable to holders of
   common stock                     $         (0.78)        $      (0.47)       $      (0.22)                (0.38)
                                    ================   ==================   =================    ==================
Weighted average number of
   common shares outstanding
   (basic and diluted)                   12,844,974           11,121,594          17,016,067            12,459,112
                                    ================   ==================   ==================   ==================


The accompanying notes are an integral part of the consolidated financial statements.


                              XYBERNAUT CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               Total Value of Shares

                                     Total Number of Shares                        Additional                            Total
                                     ----------------------   -                     Paid-in     Accumulated   Deferred Stockholder's
                                       Common     Preferred    Common Preferred   Capital       Deficit   Compensation Equity
                                       ------     ---------    ------ ---------  ---------   ------------------------- -------------


Balance, December 31, 1995.........   10,372,489     --   $ 103,725         --$  2,337,663  $(3,534,341)          --  $(1,092,953)
Shares issued pursuant to IPO......    2,415,000     --      24,150         --  10,818,337            --          --    10,842,487
Shares issued pursuant to conversion
   of debentures...................    1,431,427     --      14,314         --   2,290,244            --          --     2,304,558
Shares issued pursuant to redemption
   of warrants.....................       20,000     --         200         --      34,800            --          --        35,000
Shares issued for services and incentives 20,496     --         205         --      89,201            --          --        89,406
Acquisition of Tech Virginia.......        (300)     --         (3)         --    (50,000)            --          --      (50,003)
Net loss...........................           --     --          --         --          --   (5,238,536)          --   (5,238,536)
                                     ----------- ------   --------- ----------------------  ------------  ----------  ------------
Balance, December 31, 1996.........   14,259,112     --     142,591         --  15,520,245   (8,772,877)          --     6,889,959
Issuance of Series A Preferred Stock          --  3,000          -- $2,761,669          --            --          --     2,761,669
Partial conversion of Series A Stock
   into Common Stock.................... 250,000  (750)       2,500  (690,417)     687,917            --          --            --
Cancellation of escrow shares of
   Common Stock....................    (300,000)     --     (3,000)         --       3,000            --          --            --
Cancellation of accrued shares of
   Common Stock....................      (1,747)     --        (17)         --          17            --          --            --
Issuance of Series B Preferred Stock          --  3,180          --  2,948,737          --            --          --     2,948,737
Exercise of stock options..........      150,000     --       1,500         --          --            --          --         1,500
Value of beneficial conversion featur
   on Series A and B Preferred Stock e        --     --          -- (1,219,712)  1,219,712          --          --            --
Accretion of deemed dividend of
   Preferred Stock.................           --     --          --    488,693   (488,693)            --          --            --
Preferred stock dividend requirements         --     --          --         --    (82,905)            --          --      (82,905)
Issuance of warrants on Common Stock          --     --          --         --     217,000            --  $ (217,000)            --
Compensation related to Common Stock
   warrants........................           --     --          --         --          --            --     125,489       125,489
Warrants issued in connection with
   Preferred Stock offerings.......           --     --          --   (95,615)    95,615            --          --            --
Dividends on preferred stock paid with
   Common Stock....................         3,150    --          31         --       9,421          --          --          9,452
Net loss...........................           --     --          --         --          --   (9,479,966)          --   (9,479,966)
                                     ----------- ------   --------- ---------- -----------  ------------  ----------  ------------
Balance, December 31, 1997.........   14,360,515  5,430     143,605  4,193,355  17,181,329  (18,252,843)       (91,511)  3,173,935
Issuance of Series B Preferred Stock
   (unaudited).....................           --  1,000          --    875,299          --            --          --       875,299
Issuance of Series C Preferred Stock
   (unaudited).....................           --    375                364,754                                             364,754
Partial conversion of Series A Preferred                            (1,887,277)
   Stock into Common Stock
   (unaudited).....................      652,649 (2,250)     16,527              1,870,750            --          --            --
Partial conversion of Series B         3,128,045                     3,555,602
   Preferred Stock into Common
    Stock (unaudited)                            (4,180)     31,280              3,524,322            --          --            --
Sales of Common Stock (unaudited)..    1,649,718             16,498              5,265,556                               5,282,054
Issuance of accrued Common Stock
   (unaudited).....................       50,000                500                 97,938                                  98,438
Accretion of deemed dividend of
   Preferred Stock (unaudited).....           --     --          --    374,225    (374,225)           --          --            --
Preferred Stock dividend requirements
   (unaudited).....................           --     --          --         --     (52,220)           --          --       (52,220)
Compensation related to Common
   Stock warrants (unaudited)......           --     --          --         --          --            --      82,469        82,469
Dividends on preferred stock paid
   with Common Stock (unaudited)...       96,988     --         970         --     126,453            --          --       127,423
Cancellation of accrued shares of
   Common Stock (unaudited)........       (3,150)    --         (32)        --      (3,118)           --          --        (3,150)
Net loss (unaudited)...............           --     --          --         --          --    (3,792,504)         --    (3,792,504)
                                     ----------- ------   --------- ---------- -----------  ------------  ----------  ------------
Balance, June 30, 1998 (unaudited).   20,934,765    375    $209,348   $364,754 $27,636,785  $(22,045,347)    $(9,042)   $6,156,498
                                     =========== ======   ========= ========== ===========  ============  ==========  ============


The accompanying notes are an integral part of the consolidated financial statements.



                              XYBERNAUT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                      Year Ended December 31,          Six Months Ended June 30,
                                                  -------------------------------  ---------------------------------

                                                            1997             1996             1998              1997
                                                  --------------  ---------------  ---------------  ----------------

Cash flows from operating activities:                                                  (unaudited)       (unaudited)
Net loss                                           $  (9,479,966)   $  (5,238,536)   $  (3,792,504)    $  (4,680,931)
Adjustments to reconcile net loss to net cash
 used in operating activities:
   Depreciation and amortization                         277,299          264,699          152,185           160,547
   Provision for write-down of inventory                 724,978          202,440                -                 -
   Provision for bad debts                               253,211                -          (30,697)                -
   Non cash charges for tooling costs                          -                -          138,682                 -
   Non cash charges for stock and options issued for
       services                                          125,489           89,406           82,469           125,488
   Changes in assets and liabilities:
       Inventories                                    (1,930,378)        (354,871)         109,730          (295,792)
       Accounts receivable                               (42,188)        (337,065)          65,101            (2,338)
       Prepaid and other current assets                 (136,534)        (177,094)         (65,638)         (184,312)
       Other assets                                     (119,804)         (10,540)         (10,528)           (4,798)
       Accounts payable and accrued expenses             515,466          177,619          (14,873)          (74,373)
       Deferred licensing revenue                       (250,000)         250,000                -           (30,000)
                                                   --------------  ---------------  ---------------  ----------------
           Net cash used in operating activities     (10,062,427)      (5,133,942)      (3,366,073)       (4,986,509)
                                                   --------------  ---------------  ---------------  ----------------

Cash flows from investing activities:
   Acquisition of property and equipment                (364,678)        (315,257)         (33,515)         (306,962)
   Acquisition of patents and related costs             (231,298)        (114,618)         (91,190)         (155,888)
   Capitalization of tooling costs and other assets     (270,252)        (106,738)         (74,060)         (284,294)
                                                  --------------  ---------------  ---------------  ----------------
       Net cash used in investing activities            (866,228)        (536,613)        (198,765)         (747,144)
                                                  --------------  ---------------  ---------------  ----------------
Cash flows from financing activities:
   Proceeds from:
       Preferred stock offerings, net                  5,710,406                -        1,348,496         2,785,000
       Common stock offerings, net                             -                -        5,307,048                 -
       Debentures                                              -        1,000,000                -                 -
       Notes and loans                                    56,500          340,000                -                 -
   Initial public offering                                     -       13,282,500                -           215,000
   Payments for:
       Notes and loans                                   (72,232)        (591,161)         (19,530)          (48,924)
   Acquisition of Tech Virginia                          (16,667)         (33,334)               -                 -
   Initial public offering and debenture fees                  -       (2,561,149)               -                 -
   Other                                                 (71,953)               -           (8,819)                -
                                                  --------------  ---------------  ---------------  ----------------
       Net cash provided by financing activities       5,606,054       11,436,856        6,627,195         2,951,076
                                                  --------------  ---------------  ---------------  ----------------
Net increase (decrease) in cash and cash equivalents  (5,322,601)       5,766,301        3,062,357        (2,782,577)
Cash and cash equivalents, beginning of period         6,274,967          508,666          952,366         6,274,967
                                                  --------------  ---------------  ---------------  ----------------
Cash and cash equivalents, end of period          $      952,366  $     6,274,967   $    4,014,723      $  3,492,390
                                                  ==============  ===============  ===============  ================

Supplemental disclosure of cash information:
   Cash paid during the period for interest       $        7,124  $        71,750   $        2,500      $      8,527
                                                  ==============  ===============  ==============    ===============
Supplemental disclosure of non-cash financing activities:
   Common stock issued for preferred stock dividen
       requirements                               $        9,421  $             -   $       84,022     $          -
                                                  ==============  ===============  ===============  ================
   Common stock issued for services rendered      $            -  $        89,406   $       98,438     $          -
                                                  ==============  ===============  ===============  ================

 Deferred compensation in connection with stock
   warrants granted                                $     217,000  $             -   $            -     $          -
                                                  ==============  ===============  ===============  ================

   Issuance of warrants in connection with preferred
   stock offering                                         95,615  $                $            -     $           -
                                                  ==============  ===============  ===============  ================

The accompanying notes are an integral part of the consolidated financial statements.

                              XYBERNAUT CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Business and Financing:

The Company:

         Xybernaut Corporation (the "Company") was originally incorporated in Virginia in October 1990 as Contemporary Products & Services, Inc. and changed its name to Computer Products & Services, Inc. ("CPSI") in 1992. In April 1996, the Company was merged with Xybernaut Corporation to change the Company name and reincorporate in Delaware. Since the commencement of operations in November 1992, the Company has engaged in the research, development and commercialization of products intended to bridge the widening gap between people and knowledge. The first product to be commercialized by the Company is the proprietary portable computer technology and related software applications embodied in its Mobile Assistant(R) product. Additional software products are planned for development and use on the Mobile Assistant(R) and other personal computers.

         On July 18, 1996, the Company successfully completed the Initial Public Offering ("IPO") of its Common Stock and warrants (NASDAQ symbol XYBR and XYBRW) which are traded on the NASDAQ SmallCap Market.

         The Company was a development stage enterprise through March 31, 1995. Subsequently, the Company has commenced principal operations and, accordingly, these financial statements are not presented in compliance with Statement of Financial Accounting Standard No. 7 which describes the financial presentation for development stage enterprises.


Financing:

         The Company has received a commitment for an equity placement of $1 million and a standby equity line of $10 million and is in the process of finalizing these arrangements. The Company's ability to draw upon this line of credit is contingent upon its ability to file and have the Securities and Exchange Commission declare effective a registration statement for these securities. In the event the Company can draw upon this standby equity line of credit, continuation of the business thereafter is dependent on the Company's ability to achieve a sufficient cash flow to meet its cash requirements. This commitment expires on April 14, 1998. It is the opinion of the Company's management that such funding arrangements are readily available to the Company and the execution of any such arrangements is a decision that will depend on timing, market conditions and the final terms and conditions of such arrangements. Production of the MA IV model of the Mobile Assistant(R) is expected to begin in the quarter ending December 31, 1998, and receivables from sales of the Mobile Assistant(R) are expected to provide significant collateral for borrowing facilities at that point. Although there can be no assurance that such facilities will be available, the Company intends to seek to establish secured borrowing facilities as soon as appropriate collateral is available. The Company's management believes that the combination of cash on hand, operating cash flows, and additional outside funding will provide sufficient liquidity to meet the Company's cash requirements until at least March 1999.


2.       Summary of Significant Accounting Policies

Principles of Consolidation:

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Tech International of Virginia Inc. ("TechVirginia"). In connection with the IPO, the Company exercised its option to acquire all of the capital stock of Tech Virginia. Financial statements prior to the exercise of the option reflect the combined financial position and results of operations of the Company and Tech Virginia. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and Cash Equivalents:

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories:

         Inventories, consisting principally of component parts held for resale, are stated at the lower of cost or market, with cost determined by the first-in, first-out method. As of December 31, 1997 and 1996, the allowance to reduce inventory balances to net realizable value was $724,978 and $202,440, respectively. Most of the reserves and write downs in inventory values result from the introduction of new products and technology resulting in a reduction or loss of value of older products or technology. The sales prices of the 133P model of the Mobile Assistant(R) will be monitored in light of the introduction of the MA IV model and reserves will be taken as appropriate if the value of the 133P inventory is determined to have been impaired. At this point, the Company's management does not believe that the value of the 133P model has been significantly impaired by the introduction of the MA IV.

Property, Equipment, Furniture and Fixtures:

         Property, equipment, furniture and fixtures are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, as follows:


Equipment.............................          3-5 years
Furniture and fixtures................            5 years
Demonstrator units....................            2 years
Leasehold improvements................            3 years

         Expenditures for maintenance and repairs are charged directly to the appropriate operating account at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized.

Software Development Costs:

         The Company's policy is to capitalize software development costs when technological feasibility has been established, based on a detailed program design that is complete, has been confirmed and for which no high-risk development issues remain.

         The establishment of technological feasibility and the ongoing assessment of the recovery of capitalized software costs requires considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Capitalization of software costs will cease when the software is available for general release to customers, at which time amortization of the costs begins. These costs will be amortized using the greater of the amount computed using the straight-line method over the remaining estimated economic life of the product or the ratio of current gross revenues from the product to the total of current and anticipated future gross revenues from the product. Since the Company is currently in the planning and development phase for software toolkits, no costs have been capitalized to date.

Intangible Assets:

         Patent costs consist of legal fees,  filing fees and other direct costs
incurred  in  obtaining  and   maintaining   patents  and  are  amortized  on  a
straight-line basis over a five-year period.

Tooling Costs:

         Tooling costs consist of reimbursed expenses to third-party vendors for molds to be used exclusively in the manufacturing of the Company's proprietary head-mounted display ("HMD") and the computing unit for the Mobile Assistant
(R). Capitalized tooling costs will be transferred to inventory based on the estimated total number of HMDs and computing units to be produced from the molds. No costs have been transferred to inventory as of December 31, 1997.

Impairment of Long-Lived Assets:

         Management of the Company monitors the carrying value of long-lived assets for potential impairment on an on-going basis. Potential impairment would be determined by comparing the carrying value of these assets with their related, expected future net cash flows. Should the sum of the related, expected future net cash flows be less than the carrying value, management would determine whether an impairment loss should be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the future discounted cash flows.

Revenue Recognition and Warranties:

         Product sales are recorded on shipment pursuant to a valid customer purchase order. For equipment shipped under equipment rental or leasing agreements, revenue is recognized on a straight-line basis over the term of the rental or lease agreement. Consulting revenue is recognized as the services are performed pursuant to a written agreement with the client. The Company generally provides a one-year warranty on parts. The Company's suppliers for the computing unit and the HMD provide the Company with similar warranties and as a result warranty reserves are immaterial.

Research and Development Programs:

         Research and development costs are charged to operations as incurred, including the cost of components purchased for testing and product development that are salable but are intended for development work only.

Income Taxes:

         Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Net Loss Per Share:

         Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share," which requires the presentation of basic earnings per share and diluted earnings per share. Basic earnings per share are based on the weighted average number of outstanding shares of Common Stock. Diluted earnings per share adjusts the weighted average for the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into Common Stock. For all periods presented herein and for historical quarterly earnings per share amounts, diluted earnings per share is the same as basic earnings per share for the Company because the effects of such items were anti-dilutive given the losses incurred in such periods.
Earnings per share for all periods presented conform to SFAS No. 128.

Escrowed Shares:

         Escrowed shares, if any, are considered issued and outstanding and reported as such on the balance sheet. For purposes of computing the net loss per common and common equivalent share, they are not considered outstanding until the conditions for their release are met.

Fair Value of Financial Instruments:

         The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximated fair value as of December 31, 1997 and 1996, because of the relatively short maturity of these instruments. The carrying value of the notes and loans payable approximated fair value as of December 31, 1997 and 1996, based upon market prices for the same or similar debt issues.

Recent Accounting Pronouncements:

         The Financial Accounting Standards Board has issued two new standards which become effective for reporting periods beginning after December 15, 1997. SFAS No. 130, "Reporting Comprehensive Income," requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. The Company will begin making the additional disclosures required by SFAS No. 130 in the first quarter of 1998. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires financial and descriptive information with respect to "operating segments" of an entity based on the way management desegregates the entity for making internal operating decisions. The Company will begin making the disclosures required by SFAS No. 131 with financial statements for the period ending December 31, 1998.

Interim results (unaudited):

         The accompanying consolidated balance sheet at June 30, 1998, the consolidated statements of operations and cash flows for the six months ended June 30, 1998 and 1997 and the consolidated statement of stockholders' equity for the six months ended June 30, 1998 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the results for the interm periods. The data disclosed in the Notes to Consolidated Financial Statements for these periods are unaudited. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

3.       Property and Equipment:

Property and equipment consists of the following:


                                                 December, 31,
                                     --------------------------------------
                                           1997                  1996
                                     -----------------     ----------------
Equipment.........................           $ 537,635            $ 227,068
Furniture and fixtures............              74,207               44,814
Demonstrator units................              53,144               53,144
Leasehold improvements............             149,659              124,941
                                     -----------------     ----------------
                                               814,645              449,967
Less accumulated depreciation.....            (308,950)            (126,139)
                                     -----------------     ----------------
                                             $ 505,695            $ 323,828
                                     =================     ================

         Depreciation expense for the years ended December 31, 1997 and 1996 was $186,761 and $80,231, respectively.

4.       Debt:

         Effective November 17, 1995, the Company sold $1,505,000 principal amount of 7% Convertible Debentures due in 1997 (the "November 1995 Debentures") and paid a placement fee of 10% to the placement agent in the form of an interest-bearing promissory note due at the time of the IPO. On April 16, 1996, the Company sold $1,000,000 principal amount of 7% Convertible Debentures due in 1997 (the "April 1996 Debentures") and paid a placement fee of 12% to the placement agent in the form of an interest-bearing promissory note due at the time of the IPO.

         Under the terms of these debentures, the Company had the right to redeem all debentures, at a price equal to 105% of principal, plus accrued interest, if the IPO had not occurred within one year after the closing date. The November 1995 Debentures and the April 1996 Debentures were to convert into Units upon a successful IPO by the Company at the rate of one Unit for each $1.75 in principal. The November 1995 Debentures and the April 1996 Debentures were converted into 1,431,427 Units on July 18, 1996, concurrent with the Company's IPO.

5.       Stockholders' Equity:

Initial Public Offering

         On July 18, 1996, the Company completed its IPO and sold 2,415,000 Units at a price of $5.50 per Unit. Each Unit consisted of one share of Common Stock and one warrant to purchase a share of Common Stock at $9.00 ("Unit"). Gross proceeds from the sale of the Units were $13,282,500 and net proceeds after expenses were $10,842,487.

         At the completion of the offering, the underwriter received an option to purchase 210,000 Units at a price equal to 165% of the unit offering price per unit during a period of four years commencing one year from July 18, 1996.

         In connection with this offering, the Company's officers and directors and certain stockholders deposited an aggregate of 1,800,000 shares of Common Stock of the Company in an escrow account ("Escrowed Shares"). The Common Stock in the escrow account is subject to release to such stockholders in increments over a three year period only in the event the Company's gross revenues and earnings (loss) per share for the twelve month periods ending September 30, 1997, 1998 and 1999 meet or exceed certain performance targets. If the performance targets are not met in any of the twelve month periods ending September 30, 1997, 1998, or 1999, the Escrowed Shares will be returned to the Company. In addition to the foregoing, all Escrowed Shares will be released to the stockholders if certain stock price targets are met. The market value of any Escrowed Shares held by officers, employees or consultants at the time they are released will be deemed to be additional compensation expense to the Company. The parameters for the September 30, 1997 release were not met and 300,000 shares were canceled from the Escrowed Shares.

Common Stock (unaudited)

          In April 1998, the Company entered into an equity line of credit agreement in which the Company received an initial gross amount of $1,000,000 in exchange for 840,124 shares of Common Stock. Under this line of equity the Company has the right, but not the obligation, to obtain up to an additional
$10,000,000 in a series of equity draw downs based on terms and conditions specified in the line of equity. In connection with this line of equity, the Company issued warrants to purchase up to 40,000 shares of stock at $1.76 and 20,000 shares of stock at $2.81 at any time starting six months after closing and ending five years after closing. The placement agent for this transaction received a cash fee of 5% and 50,000 shares of unregistered stock.

         In May 1998, the Company completed a $375,000 private placement in which the Company issued 110,294 shares of Common Stock

         In June 1998, the Company completed a $1,000,000 private placement in which the Company issued 153,846 unregistered shares of Common Stock.

         In June 1998, the Company amended and exercised a put option in the aggregate principal amount of $3,000,000 under the private line of equity agreement mentioned above. In connection with such action, the Company issued 545,454 shares of Common Stock.

Preferred Stock (unaudited)

         In January 1998, the Company placed 1,000 shares of Series B Preferred Stock and received cash proceeds of approximately $974,000 from this issuance. In connection with this placement and the placement of 3,000 shares of Series B Preferred Stock in November 1997, the placement agent received 50,000 shares of Common Stock in lieu of 60 shares of Series B Preferred, warrants to purchase 25,000 shares of Common Stock at $2.1313 and warrants to purchase 75,000 shares of Common Stock at $3.025. During the six months ended June 30, 1998, 2,250 shares of Series A Preferred Stock and 4,180 shares of Series B Preferred Stock were converted to 4,878,074 shares of Common Stock, pursuant to their respective terms. As of the current date, all of the 3,000 shares of Series A Preferred Stock and 4,180 shares of Series B Preferred Stock issued by the Company have been fully converted resulting in the issuance of 1,958,984 and 3,172,239 shares of Common Stock, respectively.

         In May 1998, the Company placed 375 shares of Series C Preferred Stock and received cash proceeds of $375,000 from this issuance. No shares of Series C Preferred Stock have been converted as of the date hereof.

         The  Company's   outstanding  common  stock  and  preferred  stock  are
summarized below:


                                                           Dec. 31, 1997   Number of Shares Issued and Outstanding
                                                           ------------   ------------------------------------------
                                                            Number of
                                             Par Value        Shares       December 31,  December 31,     June 30,
                                             Per Share      Authorized        1997          1996            1998
                                           --------------  ------------   ------------  -------------   ------------
                                                                                                        (unaudited)

Common Stock...............................    $0.01         40,000,000     14,360,515     14,259,112     20,934,765
Preferred Stock............................    $0.01          6,000,000                                            -
         Series A Preferred stock..........    $0.01                             2,250              -              -
         Series B Preferred stock..........    $0.01                             3,180              -              -
         Series C Preferred stock..........    $0.01                                 -              -            375

         Under the terms of the Company's Articles of Incorporation, the Board of Directors may determine the rights, preferences, and terms of the Company's authorized but unissued shares of preferred stock. During the year ended December 31, 1996, the Company issued 100,000 warrants of Common Stock in exchange for services provided by an independent contractor, for which compensation expense of $125,489 was recorded for the year ended December 31, 1997. On June 30, 1997 and November 12, 1997, the Company granted to the underwriters of the Series A Preferred Stock and Series B Preferred Stock warrants to purchase a total of 97,860 shares of Common Stock at prices that range from $3.44 to $4.50 per share. For the year ended December 31, 1997, the Company recorded approximately $96,000 as a reduction of proceeds from these preferred stock offerings.

Outstanding Warrants:

         At December 31, 1997, outstanding warrants pursuant to the IPO were 2,415,000 and outstanding warrants pursuant to the conversion of the November 1996 Debentures and the April 1997 Debentures were 1,431,427. These 3,846,427 warrants originally entitle the holder to purchase one share of the Company's Common Stock at an exercise price of $9.00 and expire on July 17, 1999. These warrants contain anti-dilution provisions that, upon issuance of the Series A Preferred Stock and the Series B Preferred Stock, have adjusted the number of shares that can be purchased with one warrant to $1.19, resulting in an effective exercise price of $7.55, and 4,583,402 shares that would be issued upon full conversion of the warrants.

6.       Stock Options:

         On April 18, 1996, the Board of Directors approved, effective January 1, 1996, the Company's 1996 Omnibus Stock Incentive Plan (the "Plan"). Under the Plan, the Company has reserved 650,000 shares of Common Stock for issuance of both incentive and non-qualified options, restricted stock awards and stock appreciation rights ("SARs"). The Plan is administered by the Compensation Committee of the Board of Directors. At the annual meeting of stockholders on August 28, 1997, Company stockholders approved the 1997 Stock Incentive Plan, which provides for up to 1,650,000 shares of the Company's stock. Under these plans, Options generally become exercisable, beginning one year after the date granted, in five equal annual installments. No option may be granted at a priceless than the stock's fair market value on the date of the grant.

         Prior to the approved Plan, the Company's Board of Directors approved 250,000 of non-Plan stock options which become exercisable, beginning one year after the date granted, in five equal annual installments.

         Information on options is as follows:
 .
                                      F- 13




                                         Shares           Range of            Weighted
                                          Under           Exercise             Average
                                         Option            Prices           Strike Price
                                       ------------   ----------------   -------------------
Outstanding at December 31, 1995.......     555,530        $ 0.01-6.00          $2.62
Granted................................     542,000        $2.00-12.00          $3.25
Exercised..............................           -                  -            -
Canceled...............................   (103,600)   $           6.00          $6.00
                                          ---------
Outstanding at December 31, 1996.......     993,930        $0.01-12.00          $2.97
Granted................................   1,033,300       $  1.37-6.00          $3.13
Exercised..............................   (150,000)   $           0.01          $0.01
Canceled...............................   (249,800)       $  2.25-6.00          $4.85
                                          ---------
Outstanding at December 31, 1997.......   1,627,430       $  0.01-6.00          $3.04
                                          =========
Exercisable at December 31, 1997.......     271,906       $  2.25-6.00          $3.55
                                       ============

         At December 31, 1997, weighted average remaining contractual life for options outstanding was 3.69 years. The fair value of the options granted during the years ended December 31, 1997 and 1996 was $1,246,600 and $1,504,643,
respectively.

         During the six months ended June 30, 1998, the Company canceled 575,380 (unaudited) stock options with exercise prices ranging from $0.01 (unaudited) to $6.00 (unaudited) per share.

         In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") effective for fiscal years beginning after December 15, 1996. SFAS No. 123 established financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure-only provisions of SFAS No. 123. In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its Plan and, accordingly, does not recognize compensation expense.

         Had compensation expense for the Company's plan been determined based on the fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common and common equivalent shares outstanding would have been the pro forma amounts indicated below:


                                         Year Ended           Year Ended
                                        December, 31         December 31,
                                            1997                 1996
                                      -----------------   ----------------
Net loss - as reported................   $  (9,479,966)    $  (5,238,536)
Net loss - pro forma..................   $ (10,170,223)    $  (5,508,736)
Net loss per share - as reported......   $       (0.74)    $       (0.47)
Net loss per share - pro forma........   $       (0.79)    $       (0.50)

         The fair value of each option  grant is  estimated on the date of grant using the Black-Scholes option- pricing model with the following weighted-average assumptions used for grants in 1997 and 1996: dividend yield of 0%; expected volatility of 60%; risk-free interest rate of 6.41% in 1997 and 5.92% in 1996; and expected lives of 3 years.

7.       Significant Customers:

         The percentages of total revenue from sales to customers in excess of 10% of the total for each period were as follows:


                                          Year Ended           Year Ended           Six Months
                                         December 31,         December 31,             Ended
                                             1997                 1996             June 30, 1998
                                       -----------------    -----------------    -----------------
                                                                                  (unaudited)

Customer A..........................          34%                  64%                     --
Customer B..........................           -                   24%                     --
Customer C..........................          10%                   -                      --


8.       Licensing Agreement:

         In March 1996, the Company entered into a non-exclusive five-year licensing agreement with Rockwell International. Pursuant to this agreement, the Company was granted a price reduction of $1,395,000 related to a purchase order issued in 1996 and received an initial cash payment of $300,000 that was recorded as deferred licensing revenue and is being recognized as revenue on a straight-line basis over the five year term. Revenue of $50,000 related to this licensing agreement was recognized for the year ended December 31, 1996. During the year ended December 31, 1997, the Company's licensee informed the Company that as a result of the restructuring of its business operations, the licensee had elected to not continue with its business activities under the license. A portion of the consideration received by the Company in March 1996 for granting this license was a $300,000 cash payment, which the Company recorded as deferred license revenue and was amortizing this amount over a five year period. Given the licensee's stated intent to not to continue conducting business operations under the license, the remaining deferred licensing revenue of $250,000 as of December 31, 1996, was recorded as revenue in the year ended December 31, 1997.


9.       Income Taxes:

         For the year ended December 31, 1997 no income tax benefit has been provided because the losses could not be carried back and realization of the benefit of the net operating losses carried forward was not assured. At December 31, 1997, the Company has approximately $16,026,000 of net operating loss carry forwards for federal income tax purposes. These losses expire in 2012. The use of these carry forwards may be limited in any one year under Internal Revenue Code Section 382 if significant ownership changes occurring the future. Net deferred tax assets are comprised of the following:


                                               December, 31      December 31,
                                                   1997             1996
                                              --------------   ---------------

Excess of book over tax depreciation..........$       23,000   $        30,000
Net operating loss carryforwards..............     6,084,000         2,758,000
Adjustment to accrual basis of accounting.....       283,000            56,000
Accrued vacation..............................             -            11,000
Deferred revenue..............................             -            95,000
Tax credit carryforwards......................        63,000            63,000
Less valuation allowance......................   (6,453,000)       (3,013,000)
                                              --------------   ---------------
         Net deferred tax asset...............             -                 -
                                              ==============   ===============
10.      Commitments and Contingencies:

Lease Commitments:

         During 1994 and 1996, the Company began leasing its operating facilities and certain equipment under various operating leases expiring on various dates through 2001. Future minimum payments under noncancelable operating leases at December 31, 1997 are:


Year Ending December 31,

1998.....................................     $       289,614
1999.....................................              38,891
2000.....................................              21,202
2001.....................................               2,721
2002.....................................                   -

         Total rental expense charged to operations for the year ended December 31,1997 and December 31, 1996 was $258,071 and $202,812, respectively.

Purchase Agreements

         The Company has agreements with certain suppliers to purchase specialized parts and components necessary to produce the Mobile Assistant(R). Failure of any of these parties to comply with the terms and conditions of existing agreements could adversely affect the Company's ability to complete and deliver Mobile Assistant(R) units. The Company is engaged in discussions with the supplier of the computing unit for its 133P model of the Mobile Assistant(R) regarding direct assumption by the Company of certain components for the 133P currently held by this supplier. While the outcome of these discussions is not certain, if the Company were to assume ownership of the maximum amounts of these components, approximately $600,000 would be added to inventory and accounts payable would increase by the same amount.

Patents

         The  Company   considers  its  patents,   trade   secrets,   and  other
intellectual property and other proprietary information to be an important factor in its business prospects. In September 1995, the Company received a notification from the United States Patent and Trademark Office ("PTO") entitled "office action in re-examination" which indicated that the Company's claims under its existing patent for the Mobile Assistant(R) were subject to re-examination and had been preliminary rejected. During 1996, this preliminary rejection was over turned. In April 1997 a second re-examination request was filed with the PTO and the Company received a notification from the United States Patent and Trademark Office ("PTO") entitled "office action in re-examination" which indicated that the Company's claims under its existing patent for the Mobile Assistant(R) were subject to re-examination and had been preliminary rejected. During 1997, this preliminary rejection was overturned. In October 1996, the Company filed a patent application covering additional embodiments and extensions of the technologies used in the Mobile Assistant(R). In addition, eight additional patent applications have been filed with the PTO since the Company's IPO.

Commitments (unaudited)

         The Company entered into a Memorandum of Understanding ("MOU") with Sony Digital Products ("SODP") on May 14, 1998. This agreement obligates the Company to reimburse SODP Yen 100 million over a ten month period commencing April 1998. These payments are reimbursements to SODP for engineering and development of the Company's Mobile Assistant IV(TM). The Company, through June 1998, has remitted to SODP

Yen 15 million under the Memorandum of Understanding in accordance with the payment terms. The balance of the payments and the related recognition of expense will occur as the services are provided by SODP to the Company.

11.      Legal Proceedings:

         On March 19, 1998, Matrix Corporation (see "Key Suppliers") filed a summons against the Company in the United States District Court, Eastern District of North Carolina, alleging that: Matrix has been damaged by a purported breach of the December Agreement by the Company; that the Company should return all goods shipped by Matrix under both the June Agreement and the December Agreement; that the Company did not intend to comply with the December Agreement and therefore the governing contract between the two entities should revert to the June Agreement. In addition, this summons requests that any damages incurred by Matrix as a result of this purported breach of contract be trebled. The Company and its legal counsel have initiated a thorough review of these allegations and intend to file a counterclaim against Matrix stating that Matrix failed to perform to the requirements of both the June Agreement and the December Agreement and that Xybernaut has been damaged by this failure to perform. While there can be no assurance of the outcome of this legal proceeding, the Company's management believes that the claims by Matrix are groundless and that the impact of this legal proceeding will not be adversely material to the Company's operations. The maximum amount payable by the Company under the December Agreement if Matrix performs defined tasks is approximately $250,000 and the maximum amount of inventory that could be assumed by the Company under the December Agreement is approximately $600,000.


12.      Related Party Transactions:

         The Company uses a director of the Company as its patent counsel and paid cash to this director for fees and reimbursement of expenses of approximately$276,000 in 1997 and for reimbursement of expenses of $93,250 in 1996. An individual who was a director of the Company through August 1997 was paid$20,750 during 1997 for consulting services pursuant to a contract between that director and the Company. A director of the Company serves as a consultant to the Company and during 1997 was paid $305,000 in consulting payments for the years 1996 and 1997 and $111,000 as reimbursement for expenses incurred during those two years. The Company accrued, but did not pay in cash, $97,800 in salaries and automobile allowances payable to a director of the Company for services provided to Tech Virginia. The Company paid $172,000 as advances on commissions and expenses to an individual consultant who is an uncle by marriage to the President of the Company. During 1997, the Company paid approximately $81,000 for sales and marketing consulting fees and expenses to two members of the SBS software center in Germany and the Company sold approximately $135,000 of products to the SBS software center during this period.


13.      Concentration of Credit Risk Arising from Cash Deposits:

         The Company's December 31, 1997 cash and cash equivalent balance includes approximately $1.0 million of cash invested in a pool of United States Government and Agency Securities. The amount in excess of insurance provided by the Federal Deposit Insurance Company is approximately $900,000.

--------------------------------------------------------------------------------


     No  dealer,  salesman  or any other        _________ Shares
person has been  authorized  to give any
information     or    to    make     any      XYBERNAUT CORPORATION
representations,    other   than   those
contained  in this  Prospectus,  and, if
given  or  made,  such   information  or
representations  must not be relied upon
as having been authorized by the Company
or by the  Underwriter.  This Prospectus
does not constitute an offer to sell, or
a  solicitation  of an offer to buy, any
securities  offered  hereby by anyone in
any  jurisdiction in which such offer or           -----------
solicitation  is not qualified and to do
so or to anyone  to whom it is  unlawful
to make such offer or solicitation.
                                                   PROSPECTUS
 -------------------------

            TABLE OF CONTENTS                      -----------


Additional Information......................
Prospectus Summary..........................
Risk Factors................................
Financing Arrangement.......................
Use of Proceeds.............................
Dividend Policy.............................
Market for Registrant's Common Equity and
    Related Stockholder Matters........
Selected Financial Data.....................
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations..............................           __________________, 1998
Business ...................................
Management..................................
Executive Compensation......................
Principal Stockholders......................
Certain Relationships and Related
     Transactions...........................
Selling Stockholder.........................
Shares Eligible for Future Sale.............
Description of Securities...................
Delaware Business Combination Provisions....
Plan of Distribution........................
Indemnification for Securities Act
     Liabilities............................
Legal Matters...............................
Experts  ...................................
Index to Consolidated Financial Statements.F-1
--------------------------------------------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.


         The Company's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to the Company or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to the Company or our stockholders, intentional misconduct or wilful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Certificate of Incorporation also authorizes the Company to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. The Company has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation or as otherwise permitted under Delaware law. Each Indemnification Agreement may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.


         The Company maintains a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.

Item 25.  Other Expenses of Issuance and Distribution

         It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the Company.


Registration fee - Securities and Exchange Commission...      $3,321.95
Nasdaq listing expenses.................................      $7,500.00
Legal fees and expenses.................................     $60,000.00
Accounting fees and expenses............................     $60,000.00
Printing expenses.......................................      $5,000.00
Miscellaneous expenses..................................      $5,000.00

      Total.............................................    $140,821.95


Item 26.  Recent Sales of Unregistered Securities

         The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         In May 1998, the Company completed a $750,000 private placement of an aggregate of 375 shares of the Company's Series C Preferred Stock, par value $0.01 per share ("Series C Preferred Stock") and 110,294 shares of Common Stock with institutional investors who had formerly invested in the Company. The 110,294 shares of Common Stock issued under this private placement were unregistered, restricted shares. The shares of Common Stock issuable upon conversion of the Series C Preferred are the subject of an effective registration statement of the Company.

         In June 1998, the Company completed a $1,000,000 private placement with an institutional investor who had formerly invested in the Company in which the Company issued 153,846 unregistered shares of Common Stock at a price of $6.50 per share.


         In October 1998, we issued 216,017 shares of Common Stock under the interim financing arrangement with the Investor from which we have received $900,000 in gross proceeds. The purchase price of such shares was $4.166.__________________.


         In December 1997, two employees of the Company exercised options granted to them for an aggregate of 150,000 shares of Common Stock. No shares have been issued under the Company's 1996 Omnibus Stock Option Plan and 1997 Stock Option Plan.

         The securities listed above were (i) sold pursuant to exemptions from registration under Section 4(2) of the Securities Act and/or (ii) sold to persons who were neither nationals nor residents of the U.S., and no facilities or instrumentalities of U.S. interstate commerce were used in connection with any offer or sale thereof. No underwriter or underwriting discount or commission was involved in any of such sales.

Item 27.  Exhibits and Financial Statement Schedules

         The  following   exhibits  are  filed  as  part  of  this  Registration
Statement:

      Number        Description of Exhibit
      ------        ----------------------

       1.1 Form of Financial Consulting Agreement between the Company and the Representative.(1)
       3.1          Certificate of Incorporation of the Company, as amended.
       3.2          Bylaws of the Company (as amended on September 24, 1998).
       4.1          Warrant Exercise Fee Agreement.(1)
       4.2          Form of Forfeiture Escrow.(1)
       4.3          Form of specimen certificate for Common Stock.(1)
       4.4          Form of Redeemable Warrant.(1)
       4.5          Subscription Agreement.(2)
       4.6          Form of Warrant.
       5.1          Opinion  of  Parker  Chapin   Flattau  &  Klimpl,   LLP  re:
                    legality.(2)

       10.1         December 31, 1994 Acquisition  Agreement between the Company and Tech Virginia.(1)
       10.2         Form of Indemnification Agreement to be entered into between the Company and each director and officer of the Company.(1)
       10.3         Form of Employment  Agreement between the Company and Edward
                    G. Newman.(1)
       10.4         Form of Consulting  Agreement between the Company and Steven
                    A. Newman.(1)
       10.5         November  30,  1994  Lease  Agreement  between  Hyatt  Plaza
                    Limited  Partnership and the Company.(1)
       10.6         March 22, 1996 Month-to-Month  Tenancy Agreement between the
                    Company and The Original Tollhouse  Historical  Preservation
                    Company.(1)
       10.7         October  27,  1994  Residential  Deed of Lease  between  the
                    Company and Frank E. and Heather H. Moxley.(1)
       10.8         June   10,   1994   Rockwell    International    Corporation
                    contract.(1)
       10.9         January 5, 1995 Kopin  Corporation  contract.(1)
       10.10        June    19,    1995    License    Agreement    for    Mobile
                    Inspector(TM)software.(1)
       10.11        1996 Omnibus Stock Incentive Plan.(1)
       10.12        1997 Stock Option Plan.
       10.13        November 20, 1995 Consulting Agreement with CMC Services.(1)
       10.14        Form of Consulting Agreement with Victor J. Lombardi.(1)
       10.15        March 29, 1996 License Agreement with Rockwell International
                    Corporation.(1)
       10.16        Interim 90-Day Agreement with Kopin Corporation.(1)
       10.17        December  7,  1995   Multicosm   Ltd.   software   licensing
                    agreement.(1)
       10.18        April   4,   1996   Electronic   Surveillance   Technologies
                    Corporation VAR agreement.(1)
       10.19        January 22, 1996 FC Imaging,  Inc. VAR agreement.(1)
       10.20        June 18, 1996 NeuroSystems Europe Limited VAR agreement.(1)
       10.21        Business  Loan  Agreement,  Promissory  Note and  Commercial
                    Security  Agreement  by and  between  Fairfax  Bank &  Trust
                    Company and the Company.(1)
       10.22        October 8, 1998 Agreement with HSBC James Capel Canada, Inc.
                    23.1  Consent  of  Parker  Chapin  Flattau  &  Klimpl,   LLP
                    (included in Exhibit 5.1).
        23.2        Consent of PricewatershouseCoopers LLP.
        24.1        Power of Attorney (included in signature page hereto).(2)
        27          Financial Data Schedule.(2)

 -----------------------

(1) Incorporated by reference to the exhibits filed with the registration statement on Form SB-2 (Commission file #333-04156).

(2) Filed with the original filing of the Registration Statement on October 1, 1998.

Item 28.  Undertakings

       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         The undersigned Registrant hereby undertakes (i) to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser, (ii) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (iii) that for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on October 30, 1998.



                                         XYBERNAUT CORPORATION


                                         By:    /s/ Edward G. Newman
                                                    ----------------------------
                                                    Edward G. Newman
                                               Chairman of the Board, President
                                               and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed below by the following persons in the capacities and on the date indicated.

                SIGNATURE                             TITLE                               DATE
                ---------                             -----                               ----

/s/ Edward G. Newman                      Chairman of the Board,                     October 30, 1998
--------------------------                President and Chief Executive
Edward G. Newman                          Officer


*                                         Executive Vice President                   October 30, 1998
----------------------------              Asian Operations and Director
Kaz Toyosato



*                                         Chief Operating Officer                    October 30, 1998
----------------------------              and Chief Financial Officer
Maarten Heybroek


*                                         Secretary and Director                     October 30, 1998
---------------------------
Martin Eric Weisberg



*                                         Director                                   October 30, 1998
---------------------------
Lt. Gen. Harry E. Soyster



*                                         Director                                   October 30, 1998
-------------------------
James J. Ralabate


                                      II-5




        SIGNATURE                             TITLE                               DATE
        ---------                             -----                               ----

*                                            Director                                October 30, 1998
--------------------------
Keith P. Hicks



*                                            Director                                October 30, 1998
--------------------------
Steven A. Newman



*                                            Director                                October 30, 1998
--------------------------
Phillip E. Pearce



*                                            Director                                October 30, 1998
--------------------------
Eugene J. Amobi


*                                            Director                                October 30, 1998
--------------------------
Edwin Vogt


*By:    /s/ Edward G. Newman
       ----------------------------
            Edward G. Newman
            Attorney-in-fact

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------



                                    EXHIBITS
                                       TO
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        COMMISSION FILE NUMBER: 333-65123

                                  -------------





                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                OCTOBER 30, 1998

                                    EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION

1.1 Form of Financial Consulting Agreement between the Company and the Representative.(1)
3.1      Certificate of Incorporation of the Company, as amended.
3.2      Bylaws of the Company (as amended on September 24, 1998).
4.1      Warrant Exercise Fee Agreement.(1)
4.2      Form of Forfeiture Escrow.(1)
4.3      Form of specimen certificate for Common Stock.(1)
4.4      Form of Redeemable Warrant.(1)
4.5      Subscription Agreement.(2)
4.6      Form of Warrant.
5.1      Opinion  of  Parker  Chapin  Flattau & Klimpl,  LLP re:  legality.(2)
10.1 December 31, 1994 Acquisition Agreement between the Company and Tech Virginia.(1)
10.2 Form of Indemnification Agreement to be entered into between the Company and each director and officer of the Company.(1)
10.3     Form of Employment Agreement between the Company and Edward G.
         Newman.(1)
10.4     Form of Consulting Agreement between the Company and Steven A.
         Newman.(1)
10.5 November 30, 1994 Lease Agreement between Hyatt Plaza Limited Partnership and the Company.(1)
10.6 March 22, 1996 Month-to-Month Tenancy Agreement between the Company and The Original Tollhouse Historical Preservation Company.(1)
10.7 October 27, 1994 Residential Deed of Lease between the Company and Frank E. and Heather H. Moxley.(1)
10.8     June 10, 1994 Rockwell International  Corporation contract.(1)
10.9     January 5, 1995 Kopin Corporation contract.(1)
10.10    June 19, 1995 License Agreement for Mobile  Inspector(TM)software.(1)
10.11    1996 Omnibus Stock  Incentive  Plan.(1)
10.12    1997 Stock Option Plan.
10.13    November 20, 1995 Consulting  Agreement with CMC Services.(1)

10.14  Form of Consulting  Agreement with Victor J. Lombardi.(1)
10.15  March   29,  1996    License   Agreement   with  Rockwell   International
       Corporation.(1)
10.16  Interim 90-Day  Agreement  with Kopin  Corporation.(1)
10.17  December 7, 1995 Multicosm Ltd.   software   licensing   agreement.(1)
10.18 April 4, 1996 Electronic Surveillance Technologies Corporation VAR agreement.(1)
10.19  January 22, 1996 FC Imaging,  Inc. VAR  agreement.(1)
10.20  June 18, 1996 NeuroSystems  Europe Limited VAR  agreement.(1)
10.21 Business Loan Agreement, Promissory Note and Commercial Security Agreement by and between Fairfax Bank & Trust Company and the Company.(1)
23.1   Consent  of  Parker  Chapin  Flattau & Klimpl,  LLP ( included in Exhibit
       5.1).(2)
23.2   Consent of PricewatershouseCoopers LLP.
24.1   Power of Attorney (included in signature page hereto).(2)
27     Financial Data Schedule.(2)
-----------------------
(1) Incorporated by reference to the exhibits filed with the registration statement on Form SB-2 (Commission file #333-04156).
(2) Filed with the original filing of the Registration Statement on October 1, 1998.